Filed Pursuant to Rule 424(b)(3)
Registration No. 333-224734

PROSPECTUS SUPPLEMENT

(To the Prospectus dated May 8, 2018)

8,000,000 Shares

Warrior Met Coal, Inc.

Common Stock

This is a public offering of shares of common stock of Warrior Met Coal, Inc. All of the 8,000,000 shares of common stock are being offered by the selling stockholders identified in this prospectus supplement. We will not receive any of the proceeds from the shares of common stock being sold in this offering.

Subject to the completion of this offering, we have agreed to purchase from the underwriter 500,000 shares of our common stock that are subject to this offering from the underwriter at a price per share equal to the price per share paid by the underwriter to the selling stockholders in this offering. The closing of the stock repurchase is contingent on the consummation of this offering. In addition, the closing of this offering is conditioned on the satisfaction or waiver of various conditions including, without limitation, the consummation of the stock repurchase.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “HCC.” The last reported sale price of our common stock on May 7, 2018 was $26.62 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-14 of this prospectus supplement and page 4 of the accompanying base prospectus.

The underwriter has agreed to purchase the shares of common stock from the selling stockholders at a price of $24.20 per share, which will result in approximately $193.6 million of proceeds to the selling stockholders.

The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock to purchasers on or about May 10, 2018.

Credit Suisse

The date of this prospectus supplement is May 8, 2018.

PROSPECTUS SUPPLEMENT

PROSPECTUS

Coal Reserve Information

The estimates of our proven and probable reserves as of December 31, 2017 included or incorporated by reference in this prospectus supplement (i) for our Mine No. 4 and Mine No. 7 were prepared by Marshall Miller & Associates, Inc., an independent mining and geological consulting firm (“Marshall Miller”), (ii) for our Blue Creek Energy Mine were prepared by Norwest Corporation, an independent international mining consulting firm (“Norwest”), and (iii) for our other mining properties described in this prospectus supplement or the documents incorporated by reference herein were prepared by McGehee Engineering Corp., an independent mining and geological consulting firm. The estimates of our proven and probable reserves are based on engineering, economic and geologic data, coal ownership information and current and proposed mine plans. Our proven and probable coal reserves are reported as “recoverable coal reserves,” which is the portion of the coal that could be economically and legally extracted or produced at the time of the reserve determination, taking into account mining recovery and preparation plant yield. These estimates are periodically updated to reflect past coal production, new drilling information and other geologic or mining data. Acquisitions or dispositions of coal properties will also change these estimates. Changes in mining methods may increase or decrease the recovery basis for a coal seam, as will changes in preparation plant processes.

S-i

“Reserves” are defined by the Security and Exchange Commission’s (the “SEC”) Industry Guide 7 as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Industry Guide 7 divides reserves between “proven (measured) reserves” and “probable (indicated) reserves,” which are defined as follows:

•	“Proven (Measured) Reserves.” Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

•	“Probable (Indicated) Reserves.” Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Please see “Properties—Estimated Recoverable Coal Reserves” in our Annual Report on Form 10-K for the year ended December 31, 2017 (our “2017 Form 10-K”) incorporated by reference herein for additional information regarding our reserves.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement and the documents incorporated by reference herein, which describes the specific terms of this offering. The second part is the base prospectus, dated May 8, 2018, including the documents incorporated by reference therein (the “accompanying base prospectus”), which gives more general information, some of which may not apply to this offering. The accompanying base prospectus was filed as part of our registration statement on Form S-3 (dated May 8, 2018) filed with the SEC as part of a “shelf” registration process. Generally, when we refer to the “prospectus,” we are referring to all of these documents combined. We urge you to carefully read this prospectus supplement, the information incorporated by reference herein, the accompanying base prospectus, and any free writing prospectus that we authorize to be distributed to you before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may supplement, update, or change information contained in the accompanying base prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying base prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying base prospectus and such documents incorporated by reference herein and therein.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any other prospectus supplement or free writing prospectus prepared by us or on behalf of us or to which we have referred you. Neither we, the selling stockholders nor the underwriter have authorized any other person to provide you with information different from that contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, the selling stockholders nor the underwriter are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that (i) the information appearing in this prospectus supplement, the accompanying base prospectus and free writing prospectus, as well as the information contained in any document incorporated by reference herein or therein, is accurate as of their respective dates or on the date or dates which are specified in such documents and (ii) any information in the documents that we have incorporated by reference is accurate only as of the date of incorporation by reference. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

None of Warrior Met Coal, Inc., the selling stockholders, the underwriter or any of their respective representatives is making any representation to you regarding the legality of an investment in our common stock by you under applicable laws. You should consult your own legal, tax and business advisors regarding an investment in our common stock. Information in this prospectus supplement and the accompanying base prospectus is not legal, tax or business advice to any prospective investor.

Before you invest in our common stock, you should carefully read the registration statement described in the accompanying base prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying base prospectus form a part, as well as this prospectus supplement, the accompanying base prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The incorporated documents are described in this prospectus supplement under “Where You Can Find More Information.”

This prospectus supplement contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” beginning on page S-14 of this prospectus supplement, in the accompanying base prospectus and in the 2017 Form 10-K, which is incorporated by reference into this prospectus supplement, and “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein include statements of our expectations, intentions, plans and beliefs that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to our future prospects, developments and business strategies. We have used the words “anticipate,” “approximately,” “assume,” “believe,” “could,” “contemplate,” “continue,” “estimate,” “expect,” “target,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should” and similar terms and phrases, including in references to assumptions, in this prospectus supplement and the documents incorporated by reference herein to identify forward looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	our ability to consummate this offering;

•	successful implementation of our business strategies;

•	a substantial or extended decline in pricing or demand for metallurgical (“met”) coal;

•	global steel demand and the downstream impact on met coal prices;

•	inherent difficulties and challenges in the coal mining industry that are beyond our control;

•	geologic, equipment, permitting, site access, operational risks and new technologies related to mining;

•	impact of weather and natural disasters on demand and production;

•	our relationships with, and other conditions affecting, our customers;

•	unavailability of, or price increases in, the transportation of our met coal;

•	competition and foreign currency fluctuations;

•	our ability to comply with covenants in our asset-based revolving credit agreement (the “ABL Facility”) and the indenture dated as of November 2, 2017, as amended or supplemented, governing our 8.00% Senior Secured Notes due 2024 (as supplemented, the “Indenture”);

•	our substantial indebtedness and debt service requirements;

•	significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components;

•	work stoppages, negotiation of labor contracts, employee relations and workforce availability;

•	adequate liquidity and the cost, availability and access to capital and financial markets;

•	any consequences related to the transfer restrictions under our certificate of incorporation (the “382 Transfer Restrictions”);

•	our obligations surrounding reclamation and mine closure;

•	inaccuracies in our estimates of our met coal reserves;

•	our ability to develop or acquire met coal reserves in an economically feasible manner;

•	our expectations regarding our future cash tax rate, as well as our ability to effectively utilize our net operating loss carryforwards (“NOLs”);

•	challenges to our licenses, permits and other authorizations;

•	challenges associated with environmental, health and safety laws and regulations;

•	regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of our mines;

•	climate change concerns and our operations’ impact on the environment;

•	failure to obtain or renew surety bonds on acceptable terms, which could affect our ability to secure reclamation and coal lease obligations;

•	costs associated with our pension and benefits, including post-retirement benefits;

•	costs associated with our workers’ compensation benefits;

•	litigation, including claims not yet asserted;

•	our ability to continue paying our quarterly dividend or pay any special dividend;

•	our ability, the timing and amount of any stock repurchases we make under our stock repurchase program or otherwise;

•	terrorist attacks or security threats, including cybersecurity threats; and

•	other factors, including the other factors described under “Risk Factors” in this prospectus supplement or the documents incorporated by reference herein.

The forward-looking statements contained or incorporated by reference in this prospectus supplement are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. You should not place undue reliance on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs at the time they are made, forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. When considering forward-looking statements made by us in this prospectus supplement and the documents incorporated by reference herein, such statements speak only as of the date on which we make them. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements herein after the date of this prospectus supplement, except as may be required by law. In light of these risks and uncertainties, stockholders should keep in mind that any forward-looking statement made or incorporated by reference in this prospectus supplement might not occur.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement or incorporated by reference into this prospectus supplement and the accompanying base prospectus. Because this summary provides only a brief overview of the key aspects of this offering, it does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement, the accompanying base prospectus, and any free writing prospectus distributed by us before making an investment decision, including the information presented under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Summary Consolidated and Combined Historical Financial Data” in this prospectus supplement, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2017 Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 (our “First Quarter Form 10-Q”), each of which is incorporated by reference herein, and our audited and unaudited combined and consolidated Predecessor and Successor financial statements and the accompanying notes thereto incorporated by reference herein.

In this prospectus supplement, (i) the “Company,” “Warrior,” “we,” “us,” “our,” “Successor” and similar terms refer to (A) Warrior Met Coal, LLC, a Delaware limited liability company, and its subsidiaries for periods beginning as of April 1, 2016 and ending immediately before the completion of our corporate conversion and (B) Warrior Met Coal, Inc., a Delaware corporation, and its subsidiaries for periods beginning with the completion of our corporate conversion and thereafter, unless we state otherwise or the context indicates otherwise, and (ii) the “Predecessor” refers to the assets acquired and liabilities assumed by the Company from Walter Energy, Inc. pursuant to section 363 under Chapter 11 of Title 11 of the U.S. Bankruptcy Code on March 31, 2016 (such acquisition, the “Asset Acquisition”).

Warrior Met Coal, Inc.

Our Business

We are a large scale, low-cost U.S.-based producer and exporter of premium met coal operating two highly productive underground mines in Alabama, Mine No. 4 and Mine No. 7, that have an estimated annual production capacity of 7.3 million metric tons of coal. We sell a premium met coal product to leading steel manufacturers in Europe and South America. As of December 31, 2017, based on a reserve report prepared by Marshall Miller, our two operating mines had approximately 110.0 million metric tons of recoverable reserves and, based on a reserve report prepared by Norwest, our undeveloped Blue Creek Energy Mine contained 103.0 million metric tons of recoverable reserves. As a result of its high coke strength after reaction (“CSR”) and low volatile matter (“VM”), the hard coking coal (“HCC”) we produce at Mine No. 4 and Mine No. 7 is of a similar quality to the premium low-volatility (“LV”) HCC produced in Australia. This allows us to achieve higher price realizations for our product relative to other North American HCC producers who produce lower quality products with higher VM and lower CSR.

Risk Factors

There are a number of risks that you should understand before making an investment decision regarding this offering. These risks are discussed more fully in the section entitled “Risk Factors” included in our 2017 Form 10-K and our First Quarter Form 10-Q, each of which is incorporated by reference herein, and in the section entitled “Risk Factors” beginning on page S-14. These risks include, but are not limited to:

•	Our business may suffer as a result of a substantial or extended decline in met coal pricing, demand and other factors beyond our control, which could negatively affect our operating results and cash flows.

•	Met coal mining involves many hazards and operating risks, and is dependent upon many factors and conditions beyond our control, which may cause our profitability and our financial position to decline.

•	Significant competition, as well as changes in foreign markets or economics, could harm our sales, profitability and cash flows.

•	Extensive environmental, health and safety laws and regulations impose significant costs on our operations and future regulations could increase those costs, limit our ability to produce or adversely affect the demand for our products.

Stock Repurchase Program and Stock Repurchase

On May 2, 2018, our board of directors approved a stock repurchase program (the “stock repurchase program”) authorizing the Company to repurchase up to an aggregate of $40.0 million of our outstanding common stock from time to time in the open market or in privately negotiated transactions in accordance with applicable securities laws and regulations. The stock repurchase program does not require the Company to repurchase a specific number of shares or have an expiration date. The Company is not obligated to purchase any specific number of shares under its stock repurchase program, and the stock repurchase program may be suspended or discontinued by the Board at any time without prior notice.

We intend to use the stock repurchase program to purchase from the underwriter 500,000 shares of our common stock that are subject to this offering from the underwriter at a price per share equal to the price per share paid by the underwriter to the selling stockholders in this offering. We refer to this repurchase as the “stock repurchase.” The stock repurchase was approved by the audit committee of our board of directors. We intend to fund the stock repurchase with cash on hand. The closing of the stock repurchase is contingent on the consummation of this offering. In addition, the closing of this offering is conditioned on the satisfaction or waiver of various conditions including, without limitation, the consummation of the stock repurchase. Following the completion of the stock repurchase, we will have $27.9 million of remaining availability under our stock repurchase program.

The description and the other information in this prospectus supplement regarding the stock repurchase are included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the stock repurchase.

Recent Developments

2018 Special Dividend

On April 3, 2018, our board of directors declared a special cash dividend of $350.0 million, or approximately $6.53 per share (the “2018 Special Dividend”). The 2018 Special Dividend was funded with the net proceeds of the offering of $125.0 million of our 8.00% Senior Secured Notes due 2024 (our “2018 Notes Offering”), together with cash on hand of approximately $225.0 million, and was paid on April 20, 2018 to stockholders of record as of the close of business on April 13, 2018. See “Dividend Policy.”

Regular Quarterly Cash Dividend

On April 24, 2018, our board of directors declared a regular quarterly cash dividend of $0.05 per share, which will be paid on May 11, 2018 to stockholders of record as of the close of business on May 4, 2018. Purchasers of our common stock in this offering will not be entitled to receive this regular quarterly cash dividend. See “Dividend Policy.”

Board of Directors

We have been informed that immediately following the closing of this offering, Keith Luh, Blaine MacDougald and Matthew Michelini intend to resign from our board of directors. Concurrent with Mr. Michelini’s resignation, Trevor Mills, a partner at Apollo Private Equity, will be appointed to our board of directors. As a result, our board will consist of seven directors, plus two vacancies. We continue to consider potential candidates for inclusion on our board of directors as additional independent directors.

Vesting of Restricted Stock Awards

Upon completion of this offering, 97,196 shares of our restricted stock issued under the Warrior Met Coal, LLC 2016 Equity Incentive Plan (our “2016 Equity Plan”) and held by certain of our directors, management and employees will vest and settle.

Corporate Structure

On April 12, 2017, we completed a corporate conversion pursuant to which Warrior Met Coal, LLC was converted into a Delaware corporation and renamed Warrior Met Coal, Inc.

On April 19, 2017, we completed our initial public offering (“IPO”) of 16,666,667 shares of common stock at a price to the public of $19.00 per share. All of the shares were offered and sold by selling stockholders. We did not receive any of the net proceeds from the IPO. Following this offering and the stock repurchase, investment funds managed, advised or sub-advised by Apollo Global Management LLC (“Apollo”) or its affiliates (such funds, the “Apollo Funds”) will own approximately 13.1% of our outstanding shares of common stock, investment funds managed, advised or sub-advised by GSO Capital Partners LP (“GSO”) or its affiliates (such funds, the “GSO Funds”) will own approximately 7.7% of our outstanding shares of common stock, investment funds managed, advised or sub-advised by KKR Credit Advisors (US) LLC (“KKR”) or its affiliates (such funds, the “KKR Funds”) will own approximately 5.3% of our outstanding shares of common stock, and investment funds managed, advised or sub-advised by Franklin Mutual Advisers, LLC (“Franklin Mutual”) or its affiliates (such funds, the “Franklin Funds” and, together with the Apollo Funds, the GSO Funds and the KKR Funds, the “Principal Stockholders”) will own approximately 6.0% of our outstanding shares of common stock.

Our Offices

Our principal executive offices are located at 16243 Highway 216, Brookwood, Alabama 35444, and our telephone number at that address is (205) 554-6150. Our website address is www.warriormetcoal.com. Information contained on our website is not incorporated by reference herein and does not constitute part of this prospectus supplement.

The Offering

Common stock offered by the selling stockholders	8,000,000 shares

Common stock to be repurchased by us	500,000 shares

Common stock outstanding after this offering and the stock repurchase	52,784,947 shares

Use of proceeds	We will not receive any proceeds from the sale of our common stock in this offering. All of the proceeds from this offering will be received by the selling stockholders. See “Use of Proceeds.”

Dividend policy	We currently have a policy under which we pay a regular quarterly dividend on our common stock, subject to the declaration thereof each quarter by our board of directors. On April 24, 2018, our board of directors declared a regular quarterly cash dividend of $0.05 per share, which will be paid on May 11, 2018 to stockholders of record as of the close of business on May 4, 2018. Purchasers of our common stock in this offering will not be entitled to receive this regular quarterly cash dividend. Any future dividends will be at the discretion of our board of directors and subject to consideration of a number of factors, including business and market conditions, future financial performance and other strategic investment opportunities. Our ability to pay dividends on our common stock or repurchase shares is limited by covenants in the ABL Facility and the Indenture. See “Dividend Policy.”

Stock repurchase	Subject to completion of this offering, we have agreed to repurchase 500,000 shares of our common stock that are subject to this offering from the underwriter at a price per share equal to the price paid by the underwriter to the selling stockholders in this offering. The closing of the stock repurchase is contingent on the consummation of this offering. In addition, the closing of this offering is conditioned on the satisfaction or waiver of various conditions including, without limitation, the consummation of the stock repurchase. The stock repurchase was approved by the audit committee of our board of directors.

New York Stock Exchange listing symbol	HCC

Risk factors	You should carefully read and consider the information beginning on page S-14 of this prospectus supplement set forth under the heading “Risk Factors” and all other information set forth or incorporated by reference in this prospectus supplement and the accompanying base prospectus before deciding to invest in our common stock.

In addition, unless otherwise indicated, the information relating to the shares of our common stock outstanding after this offering and the stock repurchase does not give effect to:

•	43,580 shares of our common stock issuable upon settlement of a vested phantom unit award granted under our 2016 Equity Plan;

•	195,739 shares of our common stock issuable upon vesting and settlement of an unvested restricted stock unit award granted under the Warrior Met Coal, Inc. 2017 Equity Incentive Plan (our “2017 Equity Plan”);

•	86,819 shares of our common stock issuable upon settlement of vested restricted stock unit awards granted under our 2017 Equity Plan; and

•	5,645,567 shares of our common stock reserved for issuance under our 2017 Equity Plan for our employees and directors.

Summary Consolidated and Combined Historical Financial Data

The following tables set forth our summary consolidated and combined historical financial data as of and for each of the periods indicated. The summary consolidated historical financial data as of December 31, 2017 and 2016, for the year ended December 31, 2017 and for the nine months ended December 31, 2016 is derived from the audited consolidated financial statements of the Successor included in our 2017 Form 10-K incorporated by reference herein. The summary consolidated historical financial data as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 is derived from the unaudited consolidated financial statements of the Successor included in our First Quarter Form 10-Q incorporated by reference herein. The summary combined historical financial data for the three months ended March 31, 2016 and the year ended December 31, 2015 is derived from the audited combined financial statements of our Predecessor included in our 2017 Form 10-K incorporated by reference herein. The summary combined historical financial data as of December 31, 2015 is derived from the audited combined financial statements of our Predecessor. The term “Successor” refers to (1) Warrior Met Coal, LLC and its subsidiaries for periods beginning as of April 1, 2016 and ending immediately before the completion of our corporate conversion and (2) Warrior Met Coal, Inc. and its subsidiaries for periods beginning with the completion of our corporate conversion and thereafter. The term “Predecessor” refers to the assets acquired and liabilities assumed by Warrior Met Coal, LLC from Walter Energy, Inc. in the Asset Acquisition on March 31, 2016. The Predecessor periods presented in this prospectus supplement begin as of January 1, 2015 and end as of March 31, 2016.

You should read this summary consolidated and combined historical financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements and related notes thereto included in our 2017 Form 10-K incorporated by reference herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited financial statements and related notes thereto included in our First Quarter Form 10-Q incorporated by reference herein. Our historical results are not necessarily indicative of our future results of operations, financial position and cash flows.

	Successor				Predecessor
	For the three months ended March 31, 2018	For the three months ended March 31, 2017	For the year ended December 31, 2017	For the nine months ended December 31, 2016	For the three months ended March 31, 2016	For the year ended December 31, 2015
	(in thousands, except per share and per metric ton data)
Statements of Operations Data:
Revenues:
Sales	$412,879	$241,056	$1,124,645	$276,560	$65,154	$514,334
Other revenues	8,909	12,908	44,447	21,074	6,229	30,399

Total revenues	421,788	253,964	1,169,092	297,634	71,383	544,733

Costs and expenses:
Cost of sales (exclusive of items shown separately below)	190,676	106,144	592,530	244,723	72,297	601,545
Cost of other revenues (exclusive of items shown separately below)	7,784	8,179	28,422	19,367	4,698	27,442
Depreciation and depletion	24,552	14,582	75,413	47,413	28,958	123,633
Selling, general and administrative	8,234	5,170	36,453	20,507	9,008	38,922
Other postretirement benefits	—	—	—	—	6,160	30,899
Restructuring costs	—	—	—	—	3,418	13,832
Asset impairment charges	—	—	—	—	—	27,986
Transaction and other costs	3,288	9,036	12,873	13,568	—	—

Total costs and expenses	234,534	143,111	745,691	345,578	124,539	864,259

Operating income (loss)	187,254	110,853	423,401	(47,944)	(53,156)	(319,526)
Interest expense, net	(8,560)	(608)	(6,947)	(1,711)	(16,562)	(51,077)
Gain on extinguishment of debt	—	—	—	—	—	26,968
Reorganization items, net	—	—	—	—	7,920	(7,735)

Income (loss) before income taxes	178,694	110,245	416,454	(49,655)	(61,798)	(351,370)
Income tax expense (benefit)	—	1,937	(38,592)	18	18	(40,789)

Net income (loss)	$178,694	$108,308	$455,046	$(49,673)	$(61,816)	$(310,581)

Basic and diluted net income (loss) per share:
Net income (loss) per share—basic and diluted	$3.36	$2.06	$8.62	$0.94

Weighted average number of shares outstanding—basic	53,149	52,681	52,800	52,640

Weighted average number of shares outstanding—diluted	53,152	52,681	52,806	52,640

Dividends per share	$0.05	$3.56	$14.92	—
Statements of Cash Flow Data:
Cash provided by (used in):
Operating activities	$193,738	$65,553	$434,512	$(9,187)	$(40,698)	$(131,818)
Investing activities	$(22,542)	$(11,378)	$(92,625)	$(30,884)	$(5,422)	$(64,249)
Financing activities	$115,392	$(190,765)	$(458,279)	$192,727	$(6,240)	$(147,145)
Other Financial Data:
Depreciation and depletion	$24,552	$14,582	$75,413	$47,413	$28,958	$123,633
Capital expenditures(1)	$22,542	$11,378	$92,625	$11,531	$5,422	$64,971
Adjusted EBITDA(2)	$216,447	$135,466	$517,702	$50,089	$(9,048)	$(145,805)
Sales Data:
Metric tons sold	1,920	1,022	5,921	2,391	777	5,121
Gross price realization(3)	99%	84%	96%	92%	104%	97%
Average net selling price per metric ton	$215.04	$235.87	$189.94	$115.67	$83.85	$100.44
Cash cost of sales (free-on-board port) per metric ton(4)	$98.98	$103.34	$99.86	$82.84	$69.74	$112.96

	Successor			Predecessor
	March 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$322,024	$35,470	$150,045	$79,762
Working capital(5)	$458,057	$163,614	$228,986	$129,558
Mineral interests, net	$127,254	$130,004	$143,231	$5,295
Property, plant and equipment, net	$540,151	$536,745	$496,959	$567,594
Total assets	$1,301,610	$993,315	$947,631	$802,137
Long-term debt	$465,545	$342,948	$3,725	$—
Total liabilities not subject to compromise	$716,700	$580,292	$194,664	$126,720
Total stockholders’/members’ equity and parent net investment	$584,910	$413,023	$752,967	$(820,861)

(1)	Capital expenditures consist of the purchases of property, plant and equipment.
(2)	Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, please read “—Non-GAAP Financial Measures—Adjusted EBITDA.”
(3)	For the three months ended March 31, 2018, our gross price realization represents a volume weighted-average calculation of our daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Premium LV Free-on-Board Australia Index price. For the three months ended March 31, 2017, the nine months ended December 31, 2016, the three months ended March 31, 2016 and the year ended December 31, 2015, the gross price realization is based on a volume weighted-average of the Australian premium LV HCC benchmark. For the nine months ended December 31, 2017, gross price realization is based on a volume weighted-average of the three months average of the Platts premium LV index, the Steel Index premium coking coal index and the Argus Index on a one-month lag during each quarter.
(4)	Cash cost of sales is a non-GAAP measure. For a definition of cash of cost of sales and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, please read “—Non-GAAP Financial Measures—Cash Cost of Sales.”
(5)	Working capital consists of current assets less current liabilities, excluding current portion of long-term debt.

Non-GAAP Financial Measures

Cash Cost of Sales

We evaluate our cash cost of sales on a cash per metric ton basis. Cash cost of sales is based on reported cost of sales and includes items such as freight, royalties, manpower, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the statements of operations as costs other than cost of sales, but relate directly to the costs incurred to produce and sell met coal free-on-board at the Port of Mobile. Our cash cost of sales per metric ton is calculated as cash cost of sales divided by the metric tons sold.

Cash costs of sales is a financial measure that is not calculated in conformity with GAAP and should be considered supplemental to, and not as a substitute or superior to, financial measures calculated in conformity with GAAP. We believe that this non-GAAP financial measure provides additional insight into our operating performance, and reflects how management analyzes our operating performance and compares that performance against other companies on a consistent basis for purposes of business decision making by excluding the impact of certain items that management does not believe are indicative of our core operating performance. We believe that cash costs of sales presents a useful measure of our controllable costs and our operational results by including all costs incurred to produce and sell met coal free-on-board at the Port of Mobile. Period-to-period comparisons of cash cost of sales are intended to help our management identify and assess additional trends potentially impacting the Company that may not be shown solely by period-to-period comparisons of cost of sales. In addition, we believe that cash costs of sales is a useful measure as some investors and analysts use it to compare us against other companies. However, cash cost of sales may not be comparable to similarly titled measures used by other entities.

The following table presents a reconciliation of cost of sales to cash costs of sales (in thousands, except per metric ton data):

	Successor				Predecessor
	For the three months ended March 31, 2018	For the three months ended March 31, 2017	For the year ended December 31, 2017	For the nine months ended December 31, 2016	For the three months ended March 31, 2016	For the year ended December 31, 2015
Cost of sales	$190,676	$106,144	$592,530	$244,723	$72,297	$601,545
Mine No. 4 idle costs(1)	—	—	—	(8,726)	(10,173)	—
VEBA contribution(2)	—	—	—	(25,000)	—	—
Other (asset retirement obligations, stock compensation, operating overhead, etc.)	(627)	(481)	(1,288)	(12,922)	(7,936)	(23,077)

Cash cost of sales	$190,049	$105,663	$591,242	$198,075	$54,188	$578,468
Cash cost of sales (free-on-board port) per metric ton	$98.98	$103.34	$99.86	$82.84	$69.74	$112.96

(1)	Represents idle costs incurred, such as electricity, insurance and maintenance labor. This mine was idled in early 2016 and restarted in August 2016.
(2)	We entered into a new initial collective bargaining agreement (“CBA”) with the United Mine Workers of America (“UMWA”) pursuant to which we agreed to contribute $25.0 million to a Voluntary Employees’ Beneficiary Association (“VEBA”) trust formed and administered by the UMWA.

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) before net interest expense, income tax expense (benefit), depreciation and depletion, net reorganization items, gain on extinguishment of debt, restructuring costs, asset impairment charges, transaction and other costs, Mine No. 4 idle costs, VEBA contributions, non-cash stock compensation expense and non-cash asset retirement obligation accretion.

Adjusted EBITDA is a financial measure that is not calculated in conformity with GAAP and should be considered supplemental to, and not as a substitute or superior to, financial measures calculated in conformity with GAAP. We believe that this non-GAAP financial measure provides additional insights into our operating performance, and it reflects how management analyzes our operating performance and compares that performance against other companies on a consistent basis for purposes of business decision making by excluding the impact of certain items that management does not believe are indicative of our core operating performance. We believe Adjusted EBITDA assists management in comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments. Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our Company that may not be shown solely by period-to-period comparisons of net income (loss). We also utilize Adjusted EBITDA in certain calculations under our ABL Facility and for purposes of determining executive compensation, and will in the future use Adjusted EBITDA in certain calculations under the Indenture. In addition, we believe that Adjusted EBITDA is a useful measure as some investors and analysts use Adjusted EBITDA to compare us against other companies. However, Adjusted EBITDA may not be comparable to similarly titled measures used by other entities.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA (in thousands):

	Successor				Predecessor
	For the three months ended March 31, 2018	For the three months ended March 31, 2017	For the year ended December 31, 2017	For the nine months ended December 31, 2016	For the three months ended March 31, 2016	For the year ended December 31, 2015
Net income (loss)	$178,694	$108,308	$455,046	$(49,673)	$(61,816)	$(310,581)
Interest expense, net	8,560	608	6,947	1,711	16,562	51,077
Income tax expense (benefit)	—	1,937	(38,592)	18	18	(40,789)
Depreciation and depletion	24,552	14,582	75,413	47,413	28,958	123,633
Reorganization items, net(1)	—	—	—	—	(7,920)	7,735
Gain on extinguishment of debt(2)	—	—	—	—	—	(26,968)
Restructuring costs(3)	—	—	—	—	3,418	13,832
Asset impairment charges(4)	—	—	—	—	—	27,986
Transaction and other costs(5)	3,288	9,036	12,873	13,568	—	—
Mine No. 4 idle costs(6)	—	—	—	8,726	10,173	—
VEBA contribution(7)	—	—	—	25,000	—	—
Stock compensation expense(8)	198	—	4,181	509	390	4,034
Asset retirement obligation accretion(9)	1,155	995	1,834	2,817	1,169	4,236

Adjusted EBITDA	$216,447	$135,466	$517,702	$50,089	$(9,048)	$(145,805)

(1)	Represents expenses and income directly associated with the Predecessor Chapter 11 Cases (as defined in our 2017 Form 10-K).
(2)	Represents a portion of the gain on extinguishment of debt that was attributed to the Predecessor.
(3)	Represents cost and expenses in connection with workforce reductions at Mine No. 4 and Mine No. 7 and corporate headquarters.
(4)	Represents asset impairment charges associated with the Blue Creek Energy Mine, which was impaired during the fourth quarter of 2015.
(5)	Represents non-recurring costs incurred by the Company in connection with the notes offerings, the IPO and the Asset Acquisition.
(6)	Represents idle costs incurred, such as electricity, insurance and maintenance labor. This mine was idled in early 2016 and restarted in August 2016.
(7)	We entered into a new initial CBA with the UMWA pursuant to which we agreed to contribute $25.0 million to a VEBA trust formed and administered by the UMWA.
(8)	Represents non-cash stock compensation expense associated with equity awards.
(9)	Represents non-cash accretion expense associated with our asset retirement obligations.

RISK FACTORS

Investing in our common stock involves substantial risks. You should carefully consider each of the following risks, as well as the risks described in our 2017 Form 10-K and our First Quarter Form 10-Q, and all of the other information set forth in or incorporated by reference into this prospectus supplement and the accompanying base prospectus before making an investment decision regarding our common stock. Any of the risk factors described herein could significantly and adversely affect our business prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or not believed by us to be material may also negatively impact us.

Risks Related to this Offering and the Ownership of our Common Stock

The market price of our common stock could decline as a result of the sale or distribution of a large number of shares of our common stock in the market after this offering and the stock repurchase, or the perception that a sale or distribution could occur. These factors also could make it more difficult for us to raise funds through future offerings of our common stock.

Sales of substantial amounts of our common stock in the public market, or the perception that those sales might occur, could materially adversely affect the market price of our common stock. Upon completion of this offering, including the stock repurchase, the Principal Stockholders will beneficially own approximately 16.9 million shares, or 32.1%, of our common stock. The Principal Stockholders have no contractual obligation to retain any of our common stock, except for a limited period, as described below, during which they agreed not to sell any of our common stock without the consent of the underwriter until 30 days after the date of this prospectus supplement. Subject to applicable securities laws, after the expiration of this 30-day lock-up period, or before, with consent of the underwriter, the Principal Stockholders may sell any or all of our common stock that they beneficially own. Any disposition by the Principal Stockholders of our common stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices for our common stock.

After this offering and the stock repurchase, we will have 52,784,947 outstanding shares of common stock. The 16,666,667 shares of our common stock sold in our IPO, as well as any of our shares that have been sold or have otherwise had their transfer restrictions removed, are, and the 8,000,000 shares of our common stock to be sold in this offering will be, freely tradable without restriction, except for the 500,000 shares to be acquired by the Company in the stock repurchase and any shares acquired by an affiliate of our company which can be sold under Rule 144 under the Securities Act, subject to various volume and other limitations. Further, we have filed registration statements with the SEC on Form S-8 providing for the registration of shares of our common stock issued or reserved for issuance under our 2017 Equity Plan and 2016 Equity Plan. Subject to the satisfaction of vesting conditions, shares registered under the registration statements on Form S-8 will be available for resale immediately in the public market without restriction, subject to Rule 144 limitations with respect to affiliates.

Subject to certain limited exceptions, we, our executive officers, directors and the selling stockholders have agreed with the underwriter, not to sell, dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock, without the prior written consent of the underwriter, for the period ending 30 days after the date of this prospectus supplement. Following this offering, approximately 17.5 million shares will be subject to this lock-up. After the expiration of the 30-day period, our executive officers, directors and such stockholders could dispose of all or any part of its shares of our common stock through a public offering, sales under Rule 144, or other transaction.

In the future, we may also issue common stock for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, or to provide incentives pursuant to certain executive compensation arrangements. Such future issuances of equity securities, or the expectation that they will occur, could cause the market price for our common stock to decline. The price of our common stock also could be affected by hedging or arbitrage trading activity that may exist or develop involving our common stock.

We may be unable to generate sufficient taxable income from future operations, or other circumstances could arise, which may limit or eliminate our ability to utilize our significant tax NOLs or our deferred tax assets.

In connection with the Asset Acquisition consummated on March 31, 2016, we acquired deferred tax assets primarily associated with NOLs attributable to Walter Energy, Inc.’s write-off of its investment in Walter Energy Canada Holdings, Inc. As a result of our history of losses and other factors, a valuation allowance has been recorded against our deferred tax assets, including our NOLs. A valuation allowance was established on our opening balance sheet at April 1, 2016 because it was more likely than not that a portion of the acquired deferred tax assets would not be realized in the future. Certain factors could change or circumstances could arise that could further limit or eliminate the amount of the available NOLs to the Company, such as an ownership change or an adjustment by a tax authority, and could necessitate a change in our valuation allowance or our liability for income taxes. In addition, we have a limited operating history as a new standalone company, have incurred additional operating losses since the Asset Acquisition and have recorded additional deferred tax assets and valuation allowances with respect thereto. Also, certain circumstances, including our failing to generate sufficient future taxable income from operations, could limit our ability to fully utilize our deferred tax assets. At December 31, 2017 (Successor), we had a valuation allowance of $312.5 million against all federal and state NOLs and gross deferred tax assets not expected to provide future tax benefits. Under the Internal Revenue Code of 1986, as amended (the “Code”), a company is generally allowed a deduction for NOLs against its federal taxable income. At December 31, 2017 (Successor), we had federal and state NOLs, in each case, of approximately $1.6 billion (after giving effect to the downward adjustment to our NOLs resulting from the favorable private letter ruling described below and current year utilization). These NOLs and our other gross deferred tax assets collectively represent a deferred tax asset of approximately $429.1 million, before reduction for the valuation allowance described above.

Our NOLs are subject to adjustment on audit by the Internal Revenue Service (the “IRS”) and state authorities. The IRS has not audited any of the tax returns for any of the years in which the losses giving rise to the NOLs were generated. Were the IRS to challenge the size or availability of our NOLs and prevail in such challenge, all or a portion of our NOLs, or our ability to utilize our NOLs to offset any future taxable income, may be impaired, which could have a significant negative impact on our financial condition, results of operations and cash flows.

A company’s ability to deduct its NOLs and utilize certain other available tax attributes can be substantially constrained under the general annual limitation rules of Section 382 of the Code if it undergoes an “ownership change” as defined in Section 382 or if similar provisions of state law apply. We experienced an ownership change in connection with the Asset Acquisition and as such, the limitations under Section 382 would generally apply unless an exception to such rule applies. An exception to the limitation rules of Section 382 is applicable to certain companies under the jurisdiction of a bankruptcy court. Due to certain uncertainties as to whether such exception applies to us, we filed a request for a private letter ruling from the IRS on these points.

On September 18, 2017, the IRS issued to us a private letter ruling, which favorably resolved these uncertainties. Based on such private letter ruling, we believe that there is no current limitation under Section 382 on the utilization of our NOLs to shield our income from federal taxation. The private letter ruling was issued based on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings provided to the IRS by us. If any of these material facts, assumptions, representations, statements or undertakings are, or become, incorrect, inaccurate or incomplete, the private letter ruling may be invalidated and our ability to rely on the conclusions reached therein could be jeopardized.

While we do not believe an ownership change has occurred since April 1, 2016, because the rules under Section 382 are highly complex and actions of our stockholders which are beyond our control or knowledge could impact whether an ownership change has occurred, we cannot give you any assurance that another Section 382 ownership change will not occur in the future. As a result of our qualifying for the aforementioned exception, an ownership change would subject our utilization of the NOLs to annual limitations pursuant to Section 382.

Certain transactions, including public offerings by us or our stockholders and redemptions may cause us to undergo an “owner shift” which by itself or when aggregated with other owner shifts that we have undergone or will undergo could cause us to experience an ownership change. Our certificate of incorporation contains the 382 Transfer Restrictions to minimize the likelihood of an ownership change. See “—Our common stock is subject to the 382 Transfer Restrictions under our certificate of incorporation which are intended to prevent a Section 382 “ownership change,” which if not complied with, could result in the forfeiture of such stock and related distributions. Accordingly, this may impact the market price of our common stock.” We may engage in transactions or approve waivers of the 382 Transfer Restrictions that may cause an owner shift. In doing so we expect to first perform the calculations necessary to confirm that our ability to use our NOLs and other federal income tax attributes will not be affected or otherwise determine that such transactions or waivers are in our best interests. For example, under certain circumstances, our board of directors may determine it is in our best interest to exempt certain transactions from the operation of the 382 Transfer Restrictions, if such transaction is determined not to be detrimental to the utilization of our NOLs or otherwise in our best interests. Our board of directors has granted a waiver exempting the ownership of our common stock by the underwriter in connection with this offering from the 382 Transfer Restrictions and, depending on the duration and extent of the underwriter’s ownership of such shares, it is possible that such ownership may be required to be taken into account for purposes of determining whether an owner shift has occurred. Similarly, our board of directors has pre-approved the creation of one additional Substantial Holder (as defined below) in connection with the reoffer and resale of our common stock by the underwriter in connection with this offering and, under our certificate of incorporation, our board of directors has the sole power to approve additional waivers of the 382 Transfer Restrictions at any time. It is possible that these waivers and any resulting changes in the ownership of our shares may need to be taken into account for purposes of determining whether an owner shift has occurred. These calculations are complex and reflect certain necessary assumptions. Accordingly, it is possible that we could approve or engage in a transaction involving our common stock that causes an ownership change and impairs the use of our NOLs and other federal income tax attributes. For more information, see “—We could engage in or approve transactions involving our common stock that adversely affect significant stockholders and our other stockholders.”

Our common stock is subject to the 382 Transfer Restrictions under our certificate of incorporation which are intended to prevent a Section 382 “ownership change,” which if not complied with, could result in the forfeiture of such stock and related distributions. Accordingly, this may impact the market price of our common stock.

Our certificate of incorporation contains certain transfer restrictions on our shares, which we refer to as the “382 Transfer Restrictions.” The 382 Transfer Restrictions are intended to prevent the likelihood that we will be deemed to have an “ownership change” within the meaning of Section 382 of the Code that could limit or eliminate our ability to utilize significant NOLs and other federal income tax attributes under and in accordance with the Code and regulations promulgated by the IRS.

In particular, without the approval of our board of directors, no person or group of persons treated as a single entity under Treasury Regulation Section 1.382-3 will be permitted to acquire, whether directly, indirectly or constructively, and whether in one transaction or a series of related transactions, any of our common stock or any other instrument treated as stock for purposes of Section 382, to the extent that after giving effect to such purported acquisition (a) the purported acquirer, or any other person by reason of the purported acquirer’s acquisition, would become a Substantial Holder (as defined below), or (b) the percentage of ownership of our common stock by a person that, prior to giving effect to the purported acquisition, is already a Substantial Holder would be increased. A “Substantial Holder” is a person that owns (as determined for purposes of Section 382 of the Code) at least 4.99% of the total value of our common stock, including any instrument treated as stock for purposes of Section 382 of the Code.

Furthermore, under our certificate of incorporation, our board of directors has the sole power to determine compliance with the 382 Transfer Restrictions and we cannot assure you that our board of directors will concur with any conclusions reached by any holder of our securities or their respective advisors, and/or approve or ratify any proposed acquisitions of our securities. If our board of directors determines that a Prohibited Transfer (as defined in our certificate of incorporation) has occurred, such Prohibited Transfer shall, to the fullest extent permitted by law, be void ab initio and have no legal effect, and upon written demand by us, the Purported Transferee (as defined in the certificate of incorporation) shall disgorge or cause to be disgorged our securities, together with any dividends or distributions received, with respect to such securities.

The 382 Transfer Restrictions may make our stock less attractive to large institutional holders, discourage potential acquirers from attempting to take over our company, limit the price that investors might be willing to pay for shares of our common stock and otherwise have an adverse impact on the market for our common stock. Because of the complexity of applying Section 382, and because the determination of ownership for purposes of Section 382 does not correspond to SEC beneficial ownership reporting on Schedules 13D and 13G, stockholders and potential acquirers of our securities should consult with their legal and tax advisors prior to making any acquisition of our securities that could implicate the 382 Transfer Restrictions.

We could engage in or approve transactions involving our common stock that adversely affect significant stockholders and our other stockholders.

Under the 382 Transfer Restrictions that are contained in our certificate of incorporation, prior to the third anniversary of the IPO, our 4.99% stockholders will effectively be required to seek the approval of, or a determination by, our board of directors before they engage in certain transactions involving our common stock. Furthermore, we could engage in or approve transactions involving our common stock that limit our ability to approve future transactions involving our common stock by our 4.99% stockholders without impairing the use of our federal income tax attributes. In addition, we could engage in or approve transactions involving our common stock that cause stockholders owning less than 4.99% to become 4.99% stockholders, resulting in those stockholders’ having to either disgorge our securities, and any dividends or distributions related to such securities, in accordance with the 382 Transfer Restrictions or seek the approval of, or a determination by, our board of directors before they could engage in certain future transactions involving our common stock. For example, share repurchases, including the stock repurchase and any other stock repurchase pursuant to our recently announced stock repurchase program, could reduce the number of shares of our common stock outstanding and result in a stockholder, that prior to the share repurchase held less than 4.99%, becoming a 4.99% stockholder even though it has not acquired any additional shares. If it is determined by our board of directors, such 4.99% stockholder may be required to disgorge our securities, and any dividends or distributions related to such securities, in accordance with the 382 Transfer Restrictions and be subject to additional requirements as determined by our board of directors in order to preserve our NOLs and other federal income tax attributes.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock in this offering. All of the proceeds from this offering will be received by the selling stockholders. See “Selling Stockholders.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2018 on:

•	an actual basis; and

•	an as adjusted basis giving effect to the payment of the 2018 Special Dividend and the stock repurchase.

For more information regarding the 2018 Special Dividend and the stock repurchase, see “Prospectus Supplement Summary—Recent Developments—2018 Special Dividend” and “Prospectus Supplement Summary—Stock Repurchase Program and Stock Repurchase.”

The information below is not necessarily indicative of our future cash and cash equivalents and capitalization. This table is derived from, and is qualified in its entirety by reference to, our unaudited financial statements and related notes thereto included in our First Quarter Form 10-Q incorporated by reference herein, and should be read in conjunction with “Prospectus Supplement Summary—Summary Consolidated and Combined Historical Financial Data” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our First Quarter Form 10-Q incorporated by reference herein.

	March 31, 2018
	Actual	As adjusted
	(unaudited)
	(in thousands, except number of shares and par value)
Cash and cash equivalents(1)	$322,024	$—

Debt:
8.00% Senior Secured Notes due 2024(2)	465,545	465,545
Other long-term debt, including current portion(3)	2,995	2,995
ABL Facility(4)	—	—

Total long-term debt, including current portion	468,540	468,540
Stockholders’ Equity:
Common stock, $0.01 par value per share (140,000,000 shares authorized, 53,284,470 shares issued and outstanding, actual, and 52,784,470 shares issued and outstanding, as adjusted)	534	534
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted)	—	—
Additional paid in capital(5)	325,871	234,376
Retained earnings(5)	258,505	—
Treasury stock, at cost	—	(12,100)

Total stockholders’ equity	584,910	222,810

Total capitalization	$1,053,450	$691,350

(1)	Cash on hand as of March 31, 2018, plus cash on hand accumulated prior to the payment of the 2018 Special Dividend, was used, together with the proceeds from our 2018 Notes Offering, to pay the 2018 Special Dividend in the aggregate amount of $350.0 million to all of our stockholders of record as of April 13, 2018 on a pro rata basis. See “Prospectus Supplement Summary—Recent Developments—2018 Special Dividend” and “Dividend Policy.” As of March 31, 2018, we had cash and cash equivalents of $322.0 million, which would not have been sufficient to both pay the 2018 Special Dividend and to repurchase shares of our common stock pursuant to the stock repurchase on such date.
(2)	Net of $9.5 million of unamortized debt discounts/premium and debt issuance costs.

(3)	Represents a promissory note assumed in the Asset Acquisition. The agreement was entered into for the purchase of underground mining equipment. The promissory note matures on March 31, 2019, has a fixed interest rate of 4.00% per annum and is secured by the underground mining equipment it was used to purchase.
(4)	At March 31, 2018, we had $100.0 million of availability under the ABL Facility.
(5)	On an as adjusted basis, reflects the payment of the 2018 Special Dividend in the amount of $350.0 million in the aggregate to all of our stockholders on a pro rata basis.

COMMON STOCK PRICE RANGE

Our common stock began trading on the New York Stock Exchange (“NYSE”) under the symbol “HCC” on April 13, 2017. Before then, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by the NYSE since April 13, 2017.

	Common Stock
	High	Low
2017
Second Quarter (beginning April 13, 2017)	$19.08	$15.10
Third Quarter	$27.62	$17.02
Fourth Quarter	$30.49	$18.56
2018
First Quarter	$33.72	$25.10
Second Quarter (through May 7, 2018)	$30.80	$21.72

On May 7, 2018, the closing price as reported on the NYSE of our common stock was $26.62 per share. As of May 2, 2018, we had approximately 419 holders of record of our common stock.

DIVIDEND POLICY

On May 17, 2017, our board of directors adopted a policy (the “Dividend Policy”) of paying a quarterly cash dividend of $0.05 per share. The initial quarterly dividend of $2.7 million was paid on June 13, 2017 to stockholders of record on May 30, 2017. The Dividend Policy also states the following: In addition to the regular quarterly dividend and to the extent that the Company generates excess cash that is beyond the then current requirements of the business, our board of directors may consider returning all or a portion of such excess cash to stockholders through a special dividend or implementation of a stock repurchase program. Any future dividends or stock repurchases will be at the discretion of our board of directors and subject to consideration of a number of factors, including business and market conditions, future financial performance and other strategic investment opportunities. We will also seek to optimize our capital structure to improve returns to stockholders while allowing flexibility for us to pursue very selective strategic growth opportunities that can provide compelling stockholder returns. Our ability to pay dividends on our common stock or repurchase shares is limited by covenants in the ABL Facility and the Indenture and may be further restricted by the terms of any future debt or preferred securities. See “Risk Factors—Risks Related to the Ownership of our Common Stock—Any declaration and payment of future dividends to holders of our common stock may be limited by restrictive covenants of our ABL Facility and the indenture governing the Notes, and will be at the sole discretion of our board of directors and will also depend on many factors” in our 2017 Form 10-K incorporated by reference herein.

On July 31, 2017, our board of directors declared a regular quarterly cash dividend of $0.05 per share, which was paid on August 23, 2017 to stockholders of record as of the close of business on August 14, 2017.

On October 25, 2017, our board of directors declared a regular quarterly cash dividend of $0.05 per share, which was paid on November 10, 2017 to stockholders of record as of the close of business on November 3, 2017.

On February 13, 2018, our board of directors declared a regular quarterly cash dividend of $0.05 per share of common stock. The quarterly dividend was paid on March 2, 2018 to stockholders of record at the close of business on February 23, 2018.

On April 24, 2018, our board of directors declared a regular quarterly cash dividend of $0.05 per share of common stock. The quarterly dividend will be paid on May 11, 2018 to stockholders of record at the close of business on May 4, 2018. Purchasers of our common stock in this offering will not be entitled to receive this regular quarterly cash dividend.

March 2017 Special Distribution

On March 31, 2017, prior to the corporate conversion, our board of managers declared a cash distribution payable to holders of Class A Units, Class B Units and Class C Units of Warrior Met Coal, LLC as of March 27, 2017, resulting in distributions to such holders in the aggregate amount of $190.0 million (the “March Special Distribution”). The March Special Distribution was funded with available cash on hand and was paid to Computershare Trust Company, N.A., as disbursing agent, on March 31, 2017.

November 2017 Special Dividend

On November 2, 2017, our board of directors declared a special cash dividend of approximately $600.0 million, or $11.21 per share (the “November Special Dividend”). The November Special Dividend was funded with the net proceeds of the offering of $350.0 million of our 8.00% Senior Secured Notes due 2024, together with cash on hand of approximately $260.0 million, and was paid on November 22, 2017 to stockholders of record as of the close of business on November 13, 2017.

2018 Special Dividend

On April 3, 2018, our board of directors declared the 2018 Special Dividend of $350.0 million, or approximately $6.53 per share. The 2018 Special Dividend was funded with the net proceeds of our 2018 Notes Offering, together with cash on hand of approximately $225.0 million, and was paid on April 20, 2018 to stockholders of record as of the close of business on April 13, 2018.

Stock Repurchase Program

On May 2, 2018, our board of directors approved a stock repurchase program authorizing the Company to repurchase up to $40.0 million of our outstanding common stock from time to time in the open market or in privately negotiated transactions. The stock repurchase program does not require the Company to repurchase a specific number of shares or have an expiration date. See “Prospectus Supplement Summary—Stock Repurchase Program and Stock Repurchase.”

SELLING STOCKHOLDERS

The following table sets forth information concerning the beneficial ownership of our stock by the selling stockholders. Beneficial ownership is determined in accordance with the rules of the SEC and includes the power to vote or direct the voting of securities, or to dispose or direct the disposition thereof or the right to acquire such powers within 60 days. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Our calculation of the percentage of beneficial ownership is based on 53,284,947 shares of common stock outstanding as of May 2, 2018. The table below should be read in conjunction with the section titled “Selling Stockholders” in the accompanying base prospectus.

We prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information.

	Common Stock Beneficially Owned Prior to this Offering		Shares to be Sold in this Offering	Common Stock Beneficially Owned After this Offering and the Stock Repurchase(1)
Name of Selling Stockholders	Number	Percentage	Number	Number	Percentage
Apollo Funds(2)	10,110,015	19.0%	3,192,328	6,917,687	13.1%
GSO Funds(3)	5,921,272	11.1%	1,869,679	4,051,593	7.7%
Franklin Funds(4)	4,628,337	8.7%	1,461,423	3,166,914	6.0%
KKR Funds(5)	4,071,745	7.6%	1,285,679	2,786,066	5.3%
FS Global Credit Opportunities Fund(6)	604,550	1.1%	190,891	413,659	*

*	Less than 1%

(1)	Assumes the consummation of the stock repurchase of 500,000 shares of our common stock from the underwriter concurrently with the closing of this offering. See “Prospectus Supplement Summary—Stock Repurchase Program and Stock Repurchase.”
(2)	Consists of shares of common stock held of record by AESI (Holdings) II, L.P. (“AESI”), Apollo Centre Street Partnership, L.P. (“Centre Street”), Apollo Credit Master Fund Ltd. (“Credit Master Fund”), Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”), SKSI Real Property Holdings Ltd. (“SKSI Fund”), Apollo Credit Opportunity Fund III AIV I, L.P. (“Credit Opportunity”), Apollo Franklin Partnership L.P. (“Franklin Fund”), Apollo Lincoln Private Credit Fund, L.P. (“Lincoln Fund”), Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), Zeus Investments, L.P. (“Zeus LP”), Apollo SPN Investments I (Credit), LLC (“SPN Fund”) and Vulcan Holdings, L.P. (“Vulcan LP”) (collectively, the “Apollo Funds”).

Apollo European Strategic Management, LP (“Euro Management”) serves as the investment manager of AESI. Apollo European Strategic Management GP, LLC (“Euro Management GP”) serves as the general partner of Euro Management. Apollo Centre Street Management, LLC (“Centre Street Management”) serves as the investment manager of Centre Street. Apollo ST Fund Management, LLC (“ST Management”) serves as the investment manager of Credit Master Fund and Credit Strategies. Apollo ST Operating LP (“ST Operating”) is the sole member of ST Management. Apollo ST Capital LLC (“ST Capital”) serves as the general partner of ST Operating. ST Management Holdings LLC (“ST Management Holdings”) is the sole member of ST Capital.

Apollo SK Strategic Investments, L.P. (“SK Strategic LP”) is the sole shareholder of SKSI Fund. Apollo SK Strategic Management, LLC (“SK Strategic Management”) serves as the investment manager of SK Strategic LP. Apollo Credit Opportunity Management III LLC (“Credit Opportunity Management”) serves as the investment manager for Credit Opportunity. Apollo Franklin Management, LLC (“Franklin Management”) serves as the investment manager for Franklin Fund and Apollo Lincoln Private Credit Management, LLC (“Lincoln Management”) serves as the investment manager for Lincoln Fund.

Apollo SOMA Advisors, L.P. (“SOMA Advisors”) serves as the general partner of SOMA Fund, and Apollo SOMA Capital Management, LLC (“SOMA Capital Management”) serves as the general partner of

SOMA Advisors. Apollo SVF Management, L.P. (“SVF Management”) serves as the investment manager of SOMA Fund, and Apollo SVF Management GP, LLC (“SVF Management GP”) serves as the general partner of SVF Management. Apollo Zeus Strategic Advisors, L.P. (“Zeus Advisors LP”) serves as the general partner of Zeus LP and Apollo Zeus Strategic Advisors, LLC (“Zeus Advisors GP”) serves as the general partner of Zeus Advisors LP. APH Holdings (DC), L.P. (“APH Holdings (DC)”) is the sole member of each of Zeus Advisors GP and SOMA Capital Management. Apollo Principal Holdings IV GP, Ltd. (“Principal IV GP”) serves as the general partner of APH Holdings (DC).

Apollo SPN Investments 1, L.P. (“SPN Investments”) is the sole member of SPN Fund. Apollo SPN Management, LLC (“SPN Management”) serves as the investment manager of SPN Investments.

Apollo Advisors VIII, L.P. (“Advisors VIII”) and Apollo ANRP Advisors, L.P. (“Advisors ANRP”) serve as the general partners of Vulcan LP. Apollo Capital Management VIII, LLC (“Capital Management VIII”) serves as the general partner of Advisors VIII. APH Holdings. L.P. (“APH Holdings”) is the sole member of Capital Management VIII. Apollo Principal Holdings III GP, Ltd. (“Principal III GP”) serves as the general partner of APH Holdings. Apollo ANRP Capital Management, LLC (“ANRP Capital Management”) serves as the general partner of Advisors ANRP. Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of ANRP Capital Management. Apollo Principal Holdings I GP, LLC (“Principal I GP”) serves as the general partner of Principal I.

Apollo Capital Management, L.P. (“Capital Management”) is the sole member of each of Euro Management GP, Centre Street Management, Credit Opportunity Management, Franklin Management, Lincoln Management, SVF Management GP and SPN Management, and the sole member-manager of each of ST Management Holdings and SK Strategic Management. Apollo Capital Management GP, LLC (“Capital Management GP”) serves as the general partner of Capital Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member-manager of Capital Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) serves as the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the directors of Principal III GP and Principal IV GP, the managers of Principal I GP and Principal II GP, and the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control of shares of our common stock that are held by the Apollo Funds. Each Apollo Fund disclaims beneficial ownership of all shares of our common stock included above other than the shares of common stock held of record by such Apollo Fund, and each of the other entities and persons described above disclaims beneficial ownership of all of the shares of our common stock held of record by the Apollo Funds or beneficially owned by any such entities or persons.

The address of Credit Master Fund, Credit Strategies, SKSI Fund, SK Strategic LP, APH Holdings (DC), Principal IV GP, SPN Investments, APH Holdings and Principal III GP is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

The address of each of AESI, Centre Street, Centre Street Management, Credit Opportunity, Franklin Fund, Lincoln Fund, SOMA Fund, SOMA Advisors, SOMA Capital Management, Zeus LP, Zeus Advisors LP, Zeus Advisors GP, Vulcan LP, Advisors VIII, Capital Management VIII, Advisors ANRP, ANRP Capital Management, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.

The address of each of Euro Management, Euro Management GP, ST Management, ST Operating, ST Capital, ST Management Holdings, SK Strategic Management, Credit Opportunity Management, Franklin Management, Lincoln Management, SVF Management, SVF Management GP, SPN Investments, SPN Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(3)

Includes (i) 1,661,877 shares of record held by GSO Special Situations Fund LP (“Special Situations Fund”), (ii) 1,466,214 shares held of record by GSO SSOMF Locomotive Blocker Ltd. (“SSOMF Fund”), (iii) 168,954 shares held of record by Steamboat Locomotive Blocker Ltd. (“Steamboat Fund”), (iv) 191,190

shares held of record by GSO ADGM Locomotive Blocker Ltd. (“ADGM Fund”), (v) 353,325 shares held of record by GSO Cactus Credit Opportunities Fund LP (“Cactus Fund”), (vi) 401,575 shares held of record by GSO Churchill Partners LP (“Churchill Fund”), (vii) 154,269 shares held of record by GSO Coastline Credit Partners LP (“Coastline Fund”), (viii) 54,147 shares held of record by GSO Credit-A Partners LP (“Credit-A Fund”), (ix) 530,171 shares held of record by GSO Palmetto Opportunistic Investment Partners LP (“Palmetto Fund”) and (x) 939,550 shares held of record by GSO Credit Alpha Fund AIV-2 LP (“COCA AIV-2 Fund” and, collectively, the “Specified GSO Funds”).

GSO Special Situations Overseas Master Fund Ltd. is the sole shareholder of SSOMF Fund. Steamboat Credit Opportunities Intermediate Fund LP is the sole shareholder of Steamboat Fund. GSO Aiguille des Grands Montets Fund I LP, GSO Aiguille des Grands Montets Fund II LP and GSO Aiguille des Grands Montets Fund III LP are the shareholders of ADGM Fund. GSO Churchill Associates LLC is the general partner of Churchill Fund. GSO Credit-A Associates LLC is the general partner of Credit-A Fund. GSO Palmetto Opportunistic Associates LLC is the general partner of Palmetto Fund. GSO Credit Alpha Associates LLC is the general partner of COCA AIV-2 Fund. GSO Holdings I L.L.C. is the managing member of each of GSO Churchill Associates LLC, GSO Credit-A Associates LLC, GSO Palmetto Opportunistic Associates LLC and GSO Credit Alpha Associates LLC. Blackstone Holdings I L.P. (“Blackstone I”) is the managing member of GSO Holdings I L.L.C. with respect to the shares beneficially owned by GSO Credit Alpha Associates LLC. Blackstone Holdings II L.P. (“Blackstone II”) is the managing member of GSO Holdings I L.L.C. with respect to shares beneficially owned by GSO Churchill Associates LLC, GSO Credit-A Associates LLC and GSO Palmetto Opportunistic Associates LLC.

GSO Capital Partners LP (“GSO Capital Partners”) is the investment manager or advisor with respect to the shares of the Company held by Special Situations Fund, SSOMF Fund, Steamboat Fund, ADGM Fund, Cactus Fund and Coastline Fund. GSO Advisor Holdings L.L.C. (“GSO Advisor”) is the special limited partner of GSO Capital Partners with the investment and voting power over the securities beneficially owned by GSO Capital Partners. Blackstone I is the sole member of GSO Advisor. Blackstone Holdings I/II GP Inc. (“Blackstone I/II GP”) is the general partner of Blackstone I and Blackstone II. The Blackstone Group L.P. (“Blackstone Group”) is the controlling shareholder of Blackstone I/II GP. Blackstone Group Management L.L.C. (“Blackstone Group Management”) is the general partner of Blackstone Group. Blackstone Group Management is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman.

In addition, each of Bennett J. Goodman and J. Albert Smith III may be deemed to have shared voting power and/or investment power with respect to the shares held by the Specified GSO Funds. Each of the foregoing individuals and entities disclaims beneficial ownership of the shares directly held by the Specified GSO Funds (other than the Specified GSO Funds to the extent of their direct holdings).

The business address for each of the individuals and entities named herein is c/o GSO Capital Partners LP, 345 Park Avenue, 31st Floor, New York, New York 10154.

(4)	Consists of shares beneficially owned by one or more open-ended investment companies or other managed accounts that are investment management clients of Franklin Mutual, an indirect wholly-owned subsidiary of Franklin Resources, Inc. (“FRI”). When an investment management contract (including a sub-advisory agreement) delegates to Franklin Mutual investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats Franklin Mutual as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, Franklin Mutual reports on Schedule 13G that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted.

The voting and investment powers held by Franklin Mutual are exercised independently from FRI and from all other investment management subsidiaries of FRI and their other affiliates. Furthermore, internal policies and procedures of Franklin Mutual and FRI establish informational barriers that prevent the flow between Franklin Mutual and FRI and its other affiliates of information that relates to the voting and investment powers over the securities owned by their respective investment management clients. Consequently, Franklin Mutual report the securities over which they hold investment and voting power separately from the FRI affiliates for purposes of Section 13 of the Exchange Act. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. However, because Franklin Mutual exercises voting and investment powers on behalf of their investment management clients independently of FRI, beneficial ownership of the securities reported by Franklin Mutual is not attributed to Charles B. Johnson or Rupert H. Johnson, Jr.

The address of Franklin Mutual is 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(5)	Includes the shares of record held in funds or client accounts for which KKR Credit Advisors (US) LLC serves as an investment advisor. Kohlberg Kravis Roberts & Co. L.P. is the sole member of KKR Credit Advisors (US) LLC. KKR Management Holdings L.P. is the general partner of Kohlberg Kravis Roberts & Co. L.P. KKR Management Holdings Corp. is the general partner of KKR Management Holdings L.P. KKR Group Holdings L.P. is the sole shareholder of KKR Management Holdings Corp. KKR Group Limited is the general partner of KKR Group Holdings L.P. KKR & Co. L.P. is the sole shareholder of KKR Group Limited. KKR Management LLC is the sole general partner of KKR & Co. L.P. The designated members of KKR Management LLC are Messrs. Kravis and Roberts. Each of the KKR entities and Messrs. Kravis and Roberts may be deemed to share voting and investment power with respect to all or a portion of the shares beneficially owned by KKR, but each has disclaimed beneficial ownership of such shares, except to the extent directly held.

The address for KKR Credit Advisors (US) LLC is 555 California Street, 50th Floor, San Francisco, CA 94104. The address for all other entities noted above and for Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(6)	FS Global Advisor, LLC (“FS Advisor”) serves as the investment adviser of FS Global Credit Opportunities Fund (the “FS Fund”), and in that respect holds discretionary investment authority for it. Michael C. Forman is the Chief Executive Officer and a Manager of FS Advisor. David J. Adelman is a Manager of FS Advisor. As a result of the foregoing, each of Messrs. Forman and Adelman are control persons of FS Advisor.

The address of FS Fund, FS Advisor and Messrs. Forman and Adelman is 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a discussion of material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. This discussion deals only with common stock purchased in this offering that is held as a capital asset (generally, property held for investment) by a non-U.S. holder. Except as modified for estate tax purposes, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an entity or arrangement treated as a partnership;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined under the Code) has authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

An individual may generally be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of the 183-day calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

This discussion is based upon provisions of the Code, the U.S. Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, even retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed herein. There can be no assurance that the IRS will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our common stock. This discussion does not address all aspects of U.S. federal income and estate taxation and does not deal with other U.S. federal tax laws (such as gift tax laws) or state, local, non-U.S. or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. This discussion does not discuss any tax considerations relevant to the selling stockholders or the stock repurchase or to any person that is a “Substantial Holder” (as defined in our certificate of incorporation) of our common stock or would be a Substantial Holder in the absence of a waiver of the applicable provisions of our certificate of incorporation. In addition, this discussion does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

•	certain former U.S. citizens or residents;

•	stockholders that hold our common stock as part of a straddle, constructive sale transaction, synthetic security, hedge, conversion transaction, wash sale or other integrated investment or risk reduction transaction;

•	stockholders that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	stockholders that are partnerships or entities treated as partnerships for U.S. federal income tax purposes or other pass-through entities or owners thereof;

•	“Controlled Foreign Corporations;”

•	“Passive Foreign Investment Companies;”

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currencies; and

•	traders in securities that use a mark-to-market method of accounting for U.S. federal income tax purposes.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership (including an entity treated as a partnership for U.S. federal income tax purposes), or a partner in a partnership, holding our common stock, you should consult your tax advisor.

Investors considering the purchase of our common stock should consult their own tax advisors regarding the application of the U.S. federal income and estate and gift tax laws to their particular situation as well as the applicability and effect of any state, local or non-U.S. tax laws or tax treaties.

Distributions on Common Stock

As discussed under “Dividend Policy” above, we currently have a policy under which we pay a regular quarterly distribution on our common stock, subject to the declaration thereof each quarter by our board of directors. In the event we make such regular quarterly distribution or any distributions of cash (or property other than certain pro rata distributions of our common stock) with respect to our common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If any such distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and will reduce (but not below zero) such non-U.S. holder’s adjusted tax basis in our common stock, and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. withholding tax at a 30% rate, or if an income tax treaty applies, a lower rate specified by the treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide to the withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or applicable substitute or successor form), properly certifying eligibility for the reduced rate.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty so requires, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons (as defined under the Code). In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements (which may generally be met by providing an IRS Form W-8ECI). In addition, a “branch profits tax” may be imposed at a 30% rate (or a lower rate specified under an applicable income tax treaty) on dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A non-U.S. holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax (including withholding thereof) on gain recognized on a sale or other disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies and so requires, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, in which case, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons (as defined under the Code), unless an applicable income tax treaty provides otherwise, and if the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets other requirements, in which case, except as otherwise provided by an applicable income tax treaty, the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S. source capital losses, even though the non-U.S. holder is not considered a resident of the United States under the Code; or

•	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are, and we expect to remain, a USRPHC for United States federal income tax purposes. As a result, subject to the exception below, non-U.S. Holders should expect to be subject to U.S. federal income tax on any gain from a disposition of our common stock as if the non-U.S. holder were a U.S. resident and would be required to file a U.S. tax return with respect to such gain, and a 15% withholding tax would apply to the gross proceeds from the sale of our common stock by a non-U.S. Holder. However, so long as our common stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations), a non-U.S. holder will not be subject to U.S. federal income tax as a result of our being a USRPHC on any gain from a disposition of our common stock, unless the non-U.S. holder actually or constructively holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock. Our shares of common stock are listed on the NYSE and we anticipate that our common stock will be regularly traded on an established securities market for so long as it remains so listed.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding Tax

Dividends paid to you will generally be subject to information reporting and may be subject to U.S. backup withholding. You will be exempt from backup withholding if you properly provide an IRS Form W-8BEN or W-8BEN-E or W-8ECI certifying under penalties of perjury that you are a non-U.S. holder or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder, or you otherwise establish an exemption. Copies of the information returns reporting such dividends and the tax withheld with respect to such dividends also may be made available to the tax authorities in the country in which you reside.

The gross proceeds from the sale or other disposition of our common stock may be subject to U.S. information reporting and backup withholding. If you receive payments of the proceeds of a disposition of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless you properly provide an IRS Form W-8BEN or W-8BEN-E or W-8ECI certifying under penalties of perjury that you are a non-U.S. person (and the payor does not have actual knowledge or reason to know that you are a United States person, as defined under the Code) or you otherwise establish an exemption. If you sell your common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will generally apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your common stock through a non-U.S. office of a broker that has certain relationships with the United States unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding is not an additional tax. You may obtain a refund or credit of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in such individual’s gross estate for United States federal estate tax purposes, unless an applicable tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act, or FATCA, a 30% withholding tax will generally apply to (i) U.S. source dividends (including dividends paid on our common stock) and (ii) gross proceeds from the sale or other disposition of stock that can produce U.S. source dividends occurring after December 31, 2018 (including the sale or other disposition of our common stock), in each case, paid to certain foreign entities, whether acting as a beneficial owner or an intermediary, unless the foreign entity complies with certain information reporting requirements regarding accounts held by certain U.S. persons or U.S.-owned foreign entities and certain withholding requirements regarding certain payments to account holders and certain other persons, or otherwise qualifies for an exemption from these rules. Accordingly, the entity through which a non-U.S. holder holds its common stock will affect the determination of whether such withholding is required.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated May 8, 2018, the selling stockholders have agreed to sell to Credit Suisse Securities (USA) LLC, as the sole underwriter in this offering, an aggregate of 8,000,000 shares of common stock.

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in this offering if any are purchased. The underwriting agreement also provides that if the underwriter defaults, this offering may be terminated.

We and the selling stockholders have agreed to indemnify the underwriter and certain of its controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may affect such transactions by selling shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agent or to whom they may sell as principal.

Subject to the completion of this offering, we have agreed to purchase 500,000 shares of our common stock that are subject to this offering from the underwriter at a price per share equal to the price per share paid by the underwriter to the selling stockholders in this offering. No underwriting fee, discount or commission will be paid to the underwriter with respect to the shares repurchased by us in this offering. The closing of the stock repurchase is contingent on the consummation of this offering. In addition, the closing of this offering is conditioned on the satisfaction or waiver of various conditions including, without limitation, the consummation of the stock repurchase.

We estimate that our out-of-pocket expenses for this offering will be approximately $1 million. We have agreed to pay expenses incurred by the selling stockholders in connection with this offering, other than the underwriting discounts and commissions. We have also agreed to reimburse the underwriter for its Financial Industry Regulatory Authority, Inc. (“FINRA”) counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

We have agreed, subject to certain exceptions, that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the underwriter for a period of 30 days after the date of this prospectus supplement.

Our officers, directors and the selling stockholders have agreed, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the underwriter for a period of 30 days after the date of this prospectus supplement.

Our shares of common stock are listed on the NYSE under the symbol “HCC.” The last reported sale price of our common stock on May 7, 2018 was $26.62 per share.

We cannot assure you that the public offering price will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active trading market for the common stock will develop and continue after this offering.

In connection with this offering, the underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a broker/dealer when the common stock originally sold by the broker/dealer is purchased in a stabilizing or covering transaction to cover short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

A prospectus supplement in electronic format may be made available on the websites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter participating in this offering may distribute the prospectus supplement electronically. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations.

Other Relationships

The underwriter and its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Further, the underwriter and its affiliates are lenders under or provided us services in connection with our ABL Facility. Credit Suisse Securities (USA) LLC served as joint lead arranger and joint bookrunner in connection with our ABL Facility, and Credit Suisse AG, Cayman Islands Branch, an affiliate of Credit Suisse Securities (USA) LLC, serves as a letter of credit issuer under our ABL Facility.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

Resale Restrictions

The distribution of our shares of common stock in Canada is being made only in the provinces of Ontario, Quebec, Manitoba, Alberta and British Columbia on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing shares of our common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”) or Section 73.3 of the Securities Act (Ontario), as applicable,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriter is relying on the exemption set out in section 3A.3 of National Instrument 33-105 – Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

National Instrument 43-101 – Standards of Disclosure for Mineral Projects

As the shares of common stock offered hereunder are only being sold in certain provinces of Canada to “accredited investors,” as such term is defined in NI 45-106 or Section 73.3 of the Securities Act (Ontario), as applicable, the Company is not required to file with the applicable securities regulatory authorities in such provinces a technical report prepared in accordance with National Instrument 43-101—Standards of Disclosure for Mineral Projects (“NI 43-101”) in connection with the Offering. However, all disclosure of scientific or technical information made by the Company in the attached prospectus, including disclosure of proven and probable coal reserves, concerning mineral projects on properties material to the Company is based upon information that was prepared by or under the supervision of a “qualified person” as that term is defined in NI 43-101. The Company considers its Mine No. 4, Mine No. 7 and Blue Creek Energy Mine (collectively, the “Material Properties”) to be its material mining properties.

The qualified persons for purposes of disclosure regarding the Material Properties are (i) Mike McClure and Scott Keim, employees for Marshall Miller, with respect to Mine No. 4 and Mine No. 7, and (ii) Larry Henchel and Kevin Whipkey, employees of Norwest, with respect to the Blue Creek Energy Mine.

The estimates of the Company’s coal reserves at the Material Properties disclosed in the attached prospectus have been prepared and presented in accordance with SEC Industry Guide 7. Each of the qualified persons named above in respect of the applicable Material Properties is of the opinion that the definitions and standards of SEC Industry Guide 7 with respect to the Company’s coal reserves are similar to the definitions and standards of the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM Standards”) with respect to such reserves, and that a reconciliation of the Company’s coal reserves as stated in compliance with SEC Industry Guide 7 would not be expected to result in materially different coal reserves if prepared in compliance with the CIM Standards.

The scientific and technical disclosure regarding the applicable Material Properties, including sampling, analytical and test data underlying such disclosure, has been verified by or under the supervision of the qualified persons named above using such recognized industry methods and procedures as were determined by such qualified persons to be appropriate in the circumstances having regard to the characteristics of the deposits and the quality of the work performed by the Company, among other things.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France

Neither this prospectus supplement nor any other offering material relating to the securities described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the securities has been or will be:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer;

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the securities to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The securities may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the securities described herein. The securities may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the securities have been or will be filed with or approved by any Swiss regulatory authority. The securities are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the securities will not benefit from protection or supervision by such authority.

United Kingdom

The underwriter represents warrants and agrees as follows:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21 of the FSMA does not apply to us; and

•	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act. The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and accordingly, will not be offered or sold, directly or indirectly, in

Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Hong Kong

The securities may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap.32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the depositary securities may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to depositary securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than:

•	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

•	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this offering memorandum may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorized financial advisor.

Qatar

The securities have not been and will not be offered, sold or delivered at any time, directly or indirectly, in the State of Qatar in a manner that would constitute a public offering. This prospectus supplement has not been reviewed or approved by or registered with the Qatar Central Bank, the Qatar Exchange or the Qatar Financial Markets Authority. This prospectus supplement is strictly private and confidential, and may not be reproduced or used for any other purpose, nor provided to any person other than the recipient thereof.

LEGAL MATTERS

The validity of the common stock that is offered hereby by the selling stockholders will be passed upon by Akin Gump Strauss Hauer & Feld LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The consolidated financial statements of Warrior Met Coal, Inc. appearing in the Company’s 2017 Form 10-K, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The information included or incorporated by reference in this prospectus supplement relating to the estimates of the quantity and quality of our proven and probable coal reserves for Mine No. 4 and Mine No. 7 was prepared by Marshall Miller & Associates, Inc., an independent engineering firm and has been included herein in reliance upon the authority of this firm as an expert in those matters.

The information included or incorporated by reference in this prospectus supplement relating to the estimates of the quantity and quality of our proven and probable coal reserves for the Blue Creek Energy Mine was prepared by Norwest Corporation, an independent international mining consulting firm and has been included herein in reliance upon the authority of this firm as an expert in those matters.

The information included or incorporated by reference in this prospectus supplement relating to the estimates of the quantity and quality of our proven and probable coal reserves for the Carter/Swann’s Crossing Mine, the Beltona East Mine, the Carter P-3986 Mine, the Howton Mine, the Kimberly Mine, the Morris Mine, the Searles 8 Mine and the Sloan Mountain Mine was prepared by McGehee Engineering Corp., an independent engineering firm and has been included herein in reliance upon the authority of this firm as an expert in those matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-38061). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and at our website at http://www.warriormetcoal.com. You may also read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

This prospectus supplement and the accompanying base prospectus form part of the registration statement that we have filed with the SEC relating to our common stock. As permitted by SEC rules, this prospectus supplement and the accompanying base prospectus do not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and our common stock. The statements in this prospectus supplement and the accompanying base prospectus pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

Our common stock is listed on the NYSE under the symbol “HCC.” Our reports, proxy statements and other information may be read and copied at the NYSE at 20 Broad Street, 7th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying base prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (unless otherwise stated, other than information furnished under Items 2.02 or 7.01 of any Form 8-K or other information furnished to the SEC, which is not deemed filed under the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 14, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 2, 2018;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 12, 2018;

•	our Current Reports on Form 8-K filed with the SEC on February 26, 2018, February 27, 2018, March 6, 2018 and April 26, 2018; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A12B, filed with the SEC on April 13, 2017, including any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, without charge upon written or oral request, a copy of this prospectus supplement and the accompanying base prospectus and any or all of the documents that are incorporated by reference into this prospectus supplement, other than exhibits which are specifically incorporated by reference into such documents. You may request a copy of such document by writing to us at the following address or calling the following number:

Warrior Met Coal, Inc.

16243 Highway 216

Brookwood, AL 35444

(205) 554-6150

PROSPECTUS

25,335,919 Shares

Warrior Met Coal, Inc.

Common Stock

This prospectus relates to an offer and sale of up to 25,335,919 shares of common stock, par value $0.01 per share, of Warrior Met Coal, Inc. by the selling stockholders named in this prospectus and any other selling stockholder that may be identified in any applicable prospectus supplement in connection with resales, from time to time in one or more offerings. The selling stockholders may offer shares of our common stock from time to time in a number of different ways and at varying prices. For more information on possible methods of offer and sale by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.” We will not receive any proceeds from the sale of any shares covered by this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of shares.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “HCC.” The last reported sale price of our common stock on May 7, 2018 was $26.62 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2018.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include statements of our expectations, intentions, plans and beliefs that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to our future prospects, developments and business strategies. We have used the words “anticipate,” “approximately,” “assume,” “believe,” “could,” “contemplate,” “continue,” “estimate,” “expect,” “target,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should” and similar terms and phrases, including in references to assumptions, in this prospectus and the documents incorporated by reference herein to identify forward looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	successful implementation of our business strategies;

•	a substantial or extended decline in pricing or demand for metallurgical (“met”) coal;

•	global steel demand and the downstream impact on met coal prices;

•	inherent difficulties and challenges in the coal mining industry that are beyond our control;

•	geologic, equipment, permitting, site access, operational risks and new technologies related to mining;

•	impact of weather and natural disasters on demand and production;

•	our relationships with, and other conditions affecting, our customers;

•	unavailability of, or price increases in, the transportation of our met coal;

•	competition and foreign currency fluctuations;

•	our ability to comply with covenants in our asset-based revolving credit agreement and the indenture dated as of November 2, 2017, as amended or supplemented, governing our 8.00% Senior Secured Notes due 2024;

•	our substantial indebtedness and debt service requirements;

•	significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components;

•	work stoppages, negotiation of labor contracts, employee relations and workforce availability;

•	adequate liquidity and the cost, availability and access to capital and financial markets;

•	any consequences related to the transfer restrictions under our certificate of incorporation (the “382 Transfer Restrictions”);

•	our obligations surrounding reclamation and mine closure;

•	inaccuracies in our estimates of our met coal reserves;

•	our ability to develop or acquire met coal reserves in an economically feasible manner;

•	our expectations regarding our future cash tax rate, as well as our ability to effectively utilize our net operating loss carryforwards;

•	challenges to our licenses, permits and other authorizations;

•	challenges associated with environmental, health and safety laws and regulations;

•	regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of our mines;

•	climate change concerns and our operations’ impact on the environment;

•	failure to obtain or renew surety bonds on acceptable terms, which could affect our ability to secure reclamation and coal lease obligations;

•	costs associated with our pension and benefits, including post-retirement benefits;

•	costs associated with our workers’ compensation benefits;

•	litigation, including claims not yet asserted;

•	our ability to continue paying our quarterly dividend or pay any special dividend;

•	our ability, the timing and amount of any stock repurchases we make under our stock repurchase program or otherwise;

•	terrorist attacks or security threats, including cybersecurity threats; and

•	other factors, including the other factors described under “Risk Factors” in this prospectus or the documents incorporated by reference herein and under “Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2017 incorporated by reference herein.

The forward-looking statements contained or incorporated by reference in this prospectus are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. You should not place undue reliance on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs at the time they are made, forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. When considering forward-looking statements made by us in this prospectus and the documents incorporated by reference herein, such statements speak only as of the date on which we make them. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements herein after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, stockholders should keep in mind that any forward-looking statement made or incorporated by reference in this prospectus might not occur.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf process, the selling stockholders may, from time to time, sell the shares of common stock described in this prospectus in one or more offerings. Each time the selling stockholders offer shares of common stock, we will, if required, provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus prepared by us or on behalf of us or to which we have referred you. Neither we nor the selling stockholders have authorized any other person to provide you with information different from that contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that (i) the information appearing in this prospectus and any prospectus supplement or free writing prospectus, as well as the information contained in any document incorporated by reference herein or therein, is accurate as of their respective dates or on the date or dates that are specified in such documents and (ii) any information in the documents that are incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

This prospectus and the documents incorporated by reference herein contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

In this prospectus, (i) the “Company,” “Warrior,” “we,” “us,” “our,” “Successor” and similar terms refer to (A) Warrior Met Coal, LLC, a Delaware limited liability company, and its subsidiaries for periods beginning as of April 1, 2016 and ending immediately before the completion of our corporate conversion and (B) Warrior Met Coal, Inc., a Delaware corporation, and its subsidiaries for periods beginning with the completion of our corporate conversion and thereafter, unless we state otherwise or the context indicates otherwise, and (ii) the “Predecessor” refers to the assets acquired and liabilities assumed by the Company from Walter Energy, Inc. pursuant to section 363 under Chapter 11 of Title 11 of the U.S. Bankruptcy Code on March 31, 2016.

OUR COMPANY

We are a large scale, low-cost U.S.-based producer and exporter of premium met coal operating two highly productive underground mines in Alabama, Mine No. 4 and Mine No. 7, that have an estimated annual production capacity of 7.3 million metric tons of coal. We sell a premium met coal product to leading steel manufacturers in Europe and South America. As of December 31, 2017, based on a reserve report prepared by Marshall Miller & Associates, Inc., an independent mining and geological consulting firm, our two operating mines had approximately 110.0 million metric tons of recoverable reserves and, based on a reserve report prepared by Norwest Corporation, an independent international mining consulting firm, our undeveloped Blue Creek Energy Mine contained 103.0 million metric tons of recoverable reserves. Our hard coking coal (“HCC”), mined from the Southern Appalachian region of the United States, is characterized by low-to-medium volatile matter (“VM”) and high coke strength after reaction (“CSR”). These qualities make our coal ideally suited as a coking coal for the manufacture of steel. As a result of our high quality coal, our realized price has historically been in line with, or at a slight discount to, the Australian premium low-volatility HCC benchmark (“Australian HCC Benchmark”) and the Platts Premium Low Volatility Free-On-Board Australia Index price. In contrast, coal produced in the Central Appalachian region of the United States is typically characterized by medium-to-high VM and a CSR that is below the requirements of the Australian HCC Benchmark.

Our principal executive offices are located at 16243 Highway 216, Brookwood, Alabama 35444, and our telephone number at that address is (205) 554-6150. Our website address is www.warriormetcoal.com. Information contained on our website is not incorporated by reference herein and does not constitute part of this prospectus.

RISK FACTORS

Investing in our common stock involves substantial risks. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any subsequently filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, before making an investment decision regarding our common stock. Any of the risk factors described therein could significantly and adversely affect our business prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or not believed by us to be material may also negatively impact us.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock registered hereby. The selling stockholders will receive all of the net proceeds from the sale of such shares. See “Selling Stockholders.”

SELLING STOCKHOLDERS

We are registering 25,335,919 shares of common stock covered by this prospectus on behalf of the selling stockholders named in the table below that acquired such shares directly from us upon our conversion from a limited liability company into a corporation on April 12, 2017, such shares having been issued upon such conversion in exchange for units of Warrior Met Coal, LLC that had previously been issued by Warrior Met Coal, LLC in exchange for then-outstanding debt obligations of Walter Energy, Inc. or for cash consideration in rights offerings conducted by Warrior Met Coal, LLC.

The following table sets forth certain information as of May 2, 2018 with respect to the beneficial ownership of our common stock by the selling stockholders. The table also provides information regarding the beneficial ownership of our common stock by each of the selling stockholders as adjusted to reflect the assumed sale of all of the shares of common stock under this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and includes the power to vote or direct the voting of securities, or to dispose or direct the disposition thereof or the right to acquire such powers within 60 days. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Our calculation of the percentage of beneficial ownership is based on 53,282,171 shares of common stock outstanding as of May 2, 2018.

Because the selling stockholders may resell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling stockholders.

We prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. No offer or sale under this prospectus may be made by a stockholder unless that stockholder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We may supplement or amend this prospectus to include additional selling stockholders upon provision of all required information to us and subject to the terms of the Registration Rights Agreement (as defined below).

Except as otherwise indicated, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Common Stock Beneficially Owned Prior to the Offering		Common Stock to be Registered for Resale	Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage
Apollo Funds(1)	10,110,015	19.0%	10,110,015	0	0%
GSO Funds(2)	5,921,272	11.1%	5,921,272	0	0%
Franklin Funds(3)	4,628,337	8.7%	4,628,337	0	0%
KKR Funds(4)	4,071,745	7.6%	4,071,745	0	0%
FS Global Credit Opportunities Fund(5)	604,550	1.1%	604,550	0	0%

(1)

Consists of shares of common stock held of record by AESI (Holdings) II, L.P. (“AESI”), Apollo Centre Street Partnership, L.P. (“Centre Street”), Apollo Credit Master Fund Ltd. (“Credit Master Fund”), Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”), SKSI Real Property Holdings Ltd.(“SKSI Fund”), Apollo Credit Opportunity Fund III AIV I, L.P. (“Credit Opportunity”), Apollo Franklin Partnership L.P.

(“Franklin Fund”), Apollo Lincoln Private Credit Fund, L.P. (“Lincoln Fund”), Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), Zeus Investments, L.P. (“Zeus LP”), Apollo SPN Investments I (Credit), LLC (“SPN Fund”) and Vulcan Holdings, L.P. (“Vulcan LP”) (collectively, the “Apollo Funds”).

Apollo European Strategic Management, LP (“Euro Management”) serves as the investment manager of AESI. Apollo European Strategic Management GP, LLC (“Euro Management GP”) serves as the general partner of Euro Management. Apollo Centre Street Management, LLC (“Centre Street Management”) serves as the investment manager of Centre Street. Apollo ST Fund Management, LLC (“ST Management”) serves as the investment manager of Credit Master Fund and Credit Strategies. Apollo ST Operating LP (“ST Operating”) is the sole member of ST Management. Apollo ST Capital LLC (“ST Capital”) serves as the general partner of ST Operating. ST Management Holdings LLC (“ST Management Holdings”) is the sole member of ST Capital.

Apollo SK Strategic Investments, L.P. (“SK Strategic LP”) is the sole shareholder of SKSI Fund. Apollo SK Strategic Management, LLC (“SK Strategic Management”) serves as the investment manager of SK Strategic LP. Apollo Credit Opportunity Management III LLC (“Credit Opportunity Management”) serves as the investment manager for Credit Opportunity. Apollo Franklin Management, LLC (“Franklin Management”) serves as the investment manager for Franklin Fund and Apollo Lincoln Private Credit Management, LLC (“Lincoln Management”) serves as the investment manager for Lincoln Fund.

Apollo SOMA Advisors, L.P. (“SOMA Advisors”) serves as the general partner of SOMA Fund, and Apollo SOMA Capital Management, LLC (“SOMA Capital Management”) serves as the general partner of SOMA Advisors. Apollo SVF Management, L.P. (“SVF Management”) serves as the investment manager of SOMA Fund, and Apollo SVF Management GP, LLC (“SVF Management GP”) serves as the general partner of SVF Management. Apollo Zeus Strategic Advisors, L.P. (“Zeus Advisors LP”) serves as the general partner of Zeus LP and Apollo Zeus Strategic Advisors, LLC (“Zeus Advisors GP”) serves as the general partner of Zeus Advisors LP. APH Holdings (DC), L.P. (“APH Holdings (DC)”) is the sole member of each of Zeus Advisors GP and SOMA Capital Management. Apollo Principal Holdings IV GP, Ltd. (“Principal IV GP”) serves as the general partner of APH Holdings (DC).

Apollo SPN Investments 1, L.P. (“SPN Investments”) is the sole member of SPN Fund. Apollo SPN Management, LLC (“SPN Management”) serves as the investment manager of SPN Investments.

Apollo Advisors VIII, L.P. (“Advisors VIII”) and Apollo ANRP Advisors, L.P. (“Advisors ANRP”) serve as the general partners of Vulcan LP. Apollo Capital Management VIII, LLC (“Capital Management VIII”) serves as the general partner of Advisors VIII. APH Holdings. L.P. (“APH Holdings”) is the sole member of Capital Management VIII. Apollo Principal Holdings III GP, Ltd. (“Principal III GP”) serves as the general partner of APH Holdings. Apollo ANRP Capital Management, LLC (“ANRP Capital Management”) serves as the general partner of Advisors ANRP. Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of ANRP Capital Management. Apollo Principal Holdings I GP, LLC (“Principal I GP”) serves as the general partner of Principal I.

Apollo Capital Management, L.P. (“Capital Management”) is the sole member of each of Euro Management GP, Centre Street Management, Credit Opportunity Management, Franklin Management, Lincoln Management, SVF Management GP and SPN Management, and the sole member-manager of each of ST Management Holdings and SK Strategic Management. Apollo Capital Management GP, LLC (“Capital Management GP”) serves as the general partner of Capital Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member-manager of Capital Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) serves as the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the directors of Principal III GP and Principal IV GP, the managers of Principal I GP and Principal II GP, and the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control of shares of our common stock that are held by the Apollo Funds. Each Apollo Fund disclaims beneficial ownership of all shares of our common stock included above other than the shares of common stock held of record by such Apollo Fund, and each of the other entities and persons described above disclaims beneficial ownership of all of the shares of our common stock held of record by the Apollo Funds or beneficially owned by any such entities or persons.

The address of Credit Master Fund, Credit Strategies, SKSI Fund, SK Strategic LP, APH Holdings (DC), Principal IV GP, SPN Investments, APH Holdings and Principal III GP is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

The address of each of AESI, Centre Street, Centre Street Management, Credit Opportunity, Franklin Fund, Lincoln Fund, SOMA Fund, SOMA Advisors, SOMA Capital Management, Zeus LP, Zeus Advisors LP, Zeus Advisors GP, Vulcan LP, Advisors VIII, Capital Management VIII, Advisors ANRP, ANRP Capital Management, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.

The address of each of Euro Management, Euro Management GP, ST Management, ST Operating, ST Capital, ST Management Holdings, SK Strategic Management, Credit Opportunity Management, Franklin Management, Lincoln Management, SVF Management, SVF Management GP, SPN Investments, SPN Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(2)	Includes (i) 1,661,877 shares of record held by GSO Special Situations Fund LP (“Special Situations Fund”), (ii) 1,466,214 shares held of record by GSO SSOMF Locomotive Blocker Ltd. (“SSOMF Fund”), (iii) 168,954 shares held of record by Steamboat Locomotive Blocker Ltd. (“Steamboat Fund”), (iv) 191,190 shares held of record by GSO ADGM Locomotive Blocker Ltd. (“ADGM Fund”), (v) 353,325 shares held of record by GSO Cactus Credit Opportunities Fund LP (“Cactus Fund”), (vi) 401,575 shares held of record by GSO Churchill Partners LP (“Churchill Fund”), (vii) 154,269 shares held of record by GSO Coastline Credit Partners LP (“Coastline Fund”), (viii) 54,147 shares held of record by GSO Credit-A Partners LP (“Credit-A Fund”), (ix) 530,171 shares held of record by GSO Palmetto Opportunistic Investment Partners LP (“Palmetto Fund”), and (x) 939,550 shares held of record by GSO Credit Alpha Fund AIV-2 LP (“COCA AIV-2 Fund” and, collectively, the “Specified GSO Funds”).

GSO Special Situations Overseas Master Fund Ltd. is the sole shareholder of SSOMF Fund. Steamboat Credit Opportunities Intermediate Fund LP is the sole shareholder of Steamboat Fund. GSO Aiguille des Grands Montets Fund I LP, GSO Aiguille des Grands Montets Fund II LP and GSO Aiguille des Grands Montets Fund III LP are the shareholders of ADGM Fund. GSO Churchill Associates LLC is the general partner of Churchill Fund. GSO Credit-A Associates LLC is the general partner of Credit-A Fund. GSO Palmetto Opportunistic Associates LLC is the general partner of Palmetto Fund. GSO Credit Alpha Associates LLC is the general partner of COCA AIV-2 Fund. GSO Holdings I L.L.C. is the managing member of each of GSO Churchill Associates LLC, GSO Credit-A Associates LLC, GSO Palmetto Opportunistic Associates LLC and GSO Credit Alpha Associates LLC. Blackstone Holdings I L.P. (“Blackstone I”) is the managing member of GSO Holdings I L.L.C. with respect to the shares beneficially owned by GSO Credit Alpha Associates LLC. Blackstone Holdings II L.P. (“Blackstone II”) is the managing member of GSO Holdings I L.L.C. with respect to shares beneficially owned by GSO Churchill Associates LLC, GSO Credit-A Associates LLC and GSO Palmetto Opportunistic Associates LLC.

GSO Capital Partners LP (“GSO Capital Partners”) is the investment manager or advisor with respect to the shares of the Company held by Special Situations Fund, SSOMF Fund, Steamboat Fund, ADGM Fund, Cactus Fund and Coastline Fund. GSO Advisor Holdings L.L.C. (“GSO Advisor”) is the special limited partner of GSO Capital Partners with the investment and voting power over the securities beneficially owned by GSO Capital Partners. Blackstone I is the sole member of GSO Advisor. Blackstone Holdings I/II GP Inc. (“Blackstone I/II GP”) is the general partner of Blackstone I and Blackstone II. The Blackstone Group L.P. (“Blackstone Group”) is the controlling shareholder of Blackstone I/II GP. Blackstone Group Management L.L.C. (“Blackstone Group Management”) is the general partner of Blackstone Group. Blackstone Group Management is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman.

In addition, each of Bennett J. Goodman and J. Albert Smith III may be deemed to have shared voting power and/or investment power with respect to the shares held by the Specified GSO Funds. Each of the foregoing individuals and entities disclaims beneficial ownership of the shares directly held by the Specified GSO Funds (other than the Specified GSO Funds to the extent of their direct holdings).

The business address for each of the individuals and entities named herein is c/o GSO Capital Partners LP, 345 Park Avenue, 31st Floor, New York, New York 10154.

(3)	Consists of shares beneficially owned by one or more open-ended investment companies or other managed accounts that are investment management clients of Franklin Mutual Advisers, LLC (“Franklin Mutual”), an indirect wholly-owned subsidiary of Franklin Resources, Inc. (“FRI”). When an investment management contract (including a sub-advisory agreement) delegates to Franklin Mutual investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats Franklin Mutual as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, Franklin Mutual reports on Schedule 13G that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted.

The voting and investment powers held by Franklin Mutual are exercised independently from FRI and from all other investment management subsidiaries of FRI and their other affiliates. Furthermore, internal policies and procedures of Franklin Mutual and FRI establish informational barriers that prevent the flow between Franklin Mutual and FRI and its other affiliates of information that relates to the voting and investment powers over the securities owned by their respective investment management clients. Consequently, Franklin Mutual report the securities over which they hold investment and voting power separately from the FRI affiliates for purposes of Section 13 of the Exchange Act. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. However, because Franklin Mutual exercises voting and investment powers on behalf of their investment management clients independently of FRI, beneficial ownership of the securities reported by Franklin Mutual is not attributed to Charles B. Johnson or Rupert H. Johnson, Jr.

The address of Franklin Mutual is 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(4)	Includes the shares of record held in funds or client accounts for which KKR Credit Advisors (US) LLC serves as an investment advisor. Kohlberg Kravis Roberts & Co. L.P. is the sole member of KKR Credit Advisors (US) LLC. KKR Management Holdings L.P. is the general partner of Kohlberg Kravis Roberts & Co. L.P. KKR Management Holdings Corp. is the general partner of KKR Management Holdings L.P. KKR Group Holdings L.P. is the sole shareholder of KKR Management Holdings Corp. KKR Group Limited is the general partner of KKR Group Holdings L.P. KKR & Co. L.P. is the sole shareholder of KKR Group Limited. KKR Management LLC is the sole general partner of KKR & Co. L.P. The designated members of KKR Management LLC are Messrs. Kravis and Roberts. Each of the KKR entities and Messrs. Kravis and Roberts may be deemed to share voting and investment power with respect to all or a portion of the shares beneficially owned by KKR, but each has disclaimed beneficial ownership of such shares, except to the extent directly held.

The address for KKR Credit Advisors (US) LLC is 555 California Street, 50th Floor, San Francisco, CA 94104. The address for all other entities noted above and for Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(5)	FS Global Advisor, LLC (“FS Advisor”) serves as the investment adviser of FS Global Credit Opportunities Fund (the “FS Fund”), and in that respect holds discretionary investment authority for it. Michael C. Forman is the Chief Executive Officer and a Manager of FS Advisor. David J. Adelman is a Manager of FS Advisor. As a result of the foregoing, each of Messrs. Forman and Adelman are control persons of FS Advisor.

The address of FS Fund, FS Advisor and Messrs. Forman and Adelman is 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112.

The shares of our common stock offered by the selling stockholders are being registered in accordance with registration rights granted by us to the selling stockholders. On April 19, 2017, in connection with the closing of our initial public offering (the “IPO”), we entered into a registration rights agreement relating to our common stock with the selling stockholders (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the holders party thereto have certain demand, piggyback and shelf registration rights relating to the registration of sales of shares of our common stock in the future. Holders or a group of holders party to the Registration Rights Agreement having at least 5% in the aggregate of the outstanding shares of our common stock have unlimited demand rights, provided that we are not required to comply with any demand to file a registration statement unless the aggregate gross cash proceeds reasonably expected to be received from the sale of securities requested to be included in the registration statement is at least $25 million. In addition, in the case of an underwritten offering, each holder party thereto has agreed, if requested by the underwriters in such offering, not to effect any public sale of their shares of common stock for 90 days (or such shorter period as the underwriters may request). The rights of a holder party to the Registration Rights Agreement terminate thereunder once such holder ceases to beneficially own 1% or more of the outstanding shares of our common stock.

Apollo Global Securities, LLC (“Apollo Global Securities”), an affiliate of the Apollo Funds, and KKR Capital Markets LLC (“KKR Capital Markets”), an affiliate of KKR Credit Advisors (US) LLC, were underwriters of the IPO and received a fee of approximately $1.22 million and $1.38 million, respectively. Apollo Global Securities, KKR Capital Markets and Blackstone Advisory Partners L.P. (“Blackstone Advisory Partners”), an affiliate of the Specified GSO Funds, acted as co-managers in the private offering of $350.0 million aggregate principal amount of 8.00% Senior Secured Notes due 2024 that closed in November 2017 and each received a fee of approximately $0.24 million. Apollo Global Securities, KKR Capital Markets and Blackstone Advisory Partners also acted as co-managers in the private offering of $125.0 million aggregate principal amount of 8.00% Senior Secured Notes due 2024 that closed on March 1, 2018 and each received a fee of approximately $0.1 million.

For information regarding additional material relationships the selling stockholders have had with us in the past three years, please see “Certain Relationships and Related Person Transactions” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 12, 2018, which is incorporated by reference herein.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our common stock, certificate of incorporation and bylaws are summaries thereof and are qualified by reference to our certificate of incorporation and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 140,000,000 shares of common stock, par value $0.01 per share, of which 53,282,171 shares were issued and outstanding as of May 2, 2018, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding. Our shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “HCC.”

Common Stock

Holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of our board of directors are able to elect all the directors to be elected at that time, and, in such event, the holders of the remaining shares are unable to elect any directors to be elected at that time. Our certificate of incorporation does not provide stockholders any preemptive rights to acquire or subscribe for any stock, obligation, warrant or other securities of ours. Holders of shares of our common stock have no redemption or conversion rights nor are they entitled to the benefits of any sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of shares of our common stock will be entitled to receive, pro rata, all the remaining assets of the Company available for distribution to our stockholders after payment of our debts and after there shall have been paid to or set aside for the holders of our capital stock ranking senior to common stock in respect of rights upon liquidation, dissolution or winding up the full preferential amounts to which they are respectively entitled.

Holders of record of shares of our common stock are entitled to receive dividends when and if declared by our board of directors out of any assets legally available for such dividends, subject to both the rights of all outstanding shares of capital stock ranking senior to the common stock in respect of dividends and to any dividend restrictions contained in debt agreements. All outstanding shares of our common stock and any shares sold in this offering are fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock in one or more series and to determine:

•	the distinctive serial designation and number of shares of the series;

•	the voting powers and the right, if any, to elect a director or directors;

•	the terms of office of any directors the holders of preferred shares are entitled to elect;

•	the dividend rights, if any;

•	the terms of redemption, and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof;

•	the liquidation preferences and the amounts payable on dissolution or liquidation;

•	the terms and conditions under which shares of the series may or shall be converted into any other series or class of stock or debt of the corporation; and

•	any other terms or provisions which our board of directors is legally authorized to fix or alter.

We will not need stockholder approval to issue or fix the terms of the preferred stock. The actual effect of the authorization of the preferred stock upon your rights as holders of common stock is unknown until our board of directors determines the specific rights of owners of any series of preferred stock. Depending upon the rights granted to any series of preferred stock, your voting power, liquidation preference or other rights could be adversely affected. Preferred stock may be issued in acquisitions or for other corporate purposes. Issuance in connection with a stockholder rights plan or other takeover defense could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company. We have no present plans to issue any shares of preferred stock.

Related Party Transactions and Corporate Opportunities

Subject to the limitations of applicable law, our certificate of incorporation, among other things:

•	permits us to enter into contracts and transactions in which one or more of our officers or directors may be a party to or may be financially or otherwise interested in so long as such contract or transaction is approved by our board of directors in accordance with the Delaware General Corporation Law (“DGCL”);

•	permits any of our stockholders or non-employee directors and their affiliates to engage in a corporate opportunity in the same or similar business activities or lines of business in which we engage or propose to engage, compete with us and to make investments in any kind of property in which we may make investments and will not be deemed to have (i) acted in a manner inconsistent with his or her fiduciary or other duties to us regarding the opportunity, (ii) acted in bad faith or in a manner inconsistent with our best interests or (iii) be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that they have engaged in such activities; and

•	provides that if any of our stockholders, non-employee directors or their affiliates acquire knowledge of a potential business opportunity, transaction or other matter (other than one expressly offered to any non-employee director in writing solely in his or her capacity as our director ), such stockholder, non-employee director or affiliate will have no duty to communicate or offer that opportunity to us, and will be permitted to pursue or acquire such opportunity or offer that opportunity to another person and will not be deemed to have (i) acted in a manner inconsistent with his or her fiduciary or other duties to us regarding the opportunity, (ii) acted in bad faith or in a manner inconsistent with our best interests or (iii) be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that they have pursued or acquired such opportunity or offered the opportunity to another person.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Undesignated preferred stock. The ability to authorize and issue undesignated preferred stock may enable our board of directors to render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in our best interest, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Stockholder meetings. Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the chairman of our board, by a resolution adopted by a majority of our board of directors or at the request of holders of a majority of our outstanding common stock. Stockholders requesting a special meeting are required to provide a notice to us with the proposed date, time and place of the meeting (which may not be earlier than 60 days after the date the notice is delivered to us (or 90 days in the case of special meetings called to elect one or more directors)) and the purposes for which the special meeting is being called. The stockholders requesting the special meeting are also required to comply with the requirements that would be applicable if the stockholders were proposing to nominate a candidate for election as a director at an annual meeting or proposing a topic for consideration at an annual meeting.

382 Transfer Restrictions. Our certificate of incorporation contains 382 Transfer Restrictions, which require approval from our board of directors in order for a person to acquire 4.99% of our stock or for any existing 4.99% holder to increase their ownership percentage upon the Company’s conversion to a corporation. In particular, without the approval of our board of directors, no person or group of persons treated as a single entity under Treasury Regulation Section 1.382-3 is permitted to acquire, whether directly, indirectly or constructively, and whether in one transaction or a series of related transactions, any of our common stock or any other instrument treated as stock for purposes of Section 382, to the extent that after giving effect to such purported acquisition (a) the purported acquirer, or any other person by reason of the purported acquirer’s acquisition, would become a Substantial Holder (as defined below), or (b) the percentage of ownership of our common stock by a person that, prior to giving effect to the purported acquisition, is already a Substantial Holder would be increased. A “Substantial Holder” is a person that owns (as determined for purposes of Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) at least 4.99% of the total value of our common stock, including any instrument treated as stock for purposes of Section 382 of the Code. See “Item 1, Part 1A. Risk Factors—Risks Related to the Ownership of our Common Stock—Our common stock is subject to the 382 Transfer Restrictions under our certificate of incorporation which are intended to prevent a Section 382 “ownership change,” which if not complied with, could result in the forfeiture of such stock and related dividends. Accordingly, this may impact the market price of our common stock” in our Annual Report on Form 10-K for the year ended December 31, 2017 incorporated by reference herein.

Requirements for advance notification of stockholder nominations and proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors. These procedures provide that notice of stockholder nominations or proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the date on which we first mailed our proxy materials for the annual meeting for the preceding year. Our bylaws will specify the requirements as to form and content of all stockholders’ notices. These requirements may make it more difficult for stockholders to bring matters before the stockholders at an annual or special meeting.

Stockholder action by written consent. Our certificate of incorporation and bylaws provide that stockholders may take action by written consent if the consent is signed by holders of our outstanding shares having the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and the stockholders seeking to take the action provide us with the same information that would have been required to be provided if they were proposing to take the action at a special meeting of stockholders.

Removal of directors. Our bylaws provide that, subject to the rights, if any, of the holders of shares of any class or series of preferred stock then outstanding to remove directors, any director or our entire board of directors may be removed from office, with or without cause, upon the affirmative vote of the holders of a majority of our outstanding common stock.

The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Amendments to Our Certificate of Incorporation or our Bylaws

Our certificate of incorporation may be amended as allowed by the DGCL. Our bylaws contain provisions allowing our board of directors to amend and repeal the bylaws. The holders of our common stock may also amend the bylaws upon the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote in the election of directors, voting together as a single class.

Business Combinations with Interested Stockholders

In general, Section 203 of the DGCL prevents an interested stockholder, which is defined generally as a person owning 15% or more of the outstanding voting stock of a Delaware corporation, from engaging in a business combination (as defined therein) for three years following the date that such person became an interested stockholder unless various conditions are satisfied. We have elected to opt out of the provisions of DGCL Section 203. Accordingly, we are not subject to the anti-takeover effects of DGCL Section 203.

Exclusive Forum

Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and other employees for breach of a fiduciary duty and other similar actions may be brought only in specified courts in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers and other employees. See “Part 1A. Risk Factors—Risks Related to the Ownership of our Common Stock—Our certificate of incorporation designates courts in the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees” in our Annual Report on Form 10-K for the year ended December 31, 2017 incorporated by reference herein.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for the following liabilities that cannot be eliminated under the DGCL:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for an unlawful payment of dividends or an unlawful stock purchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment or repeal.

Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law; provided that we shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors. Our bylaws also explicitly authorize us to purchase insurance to protect any of our officers, directors, employees or agents or any person who is or was serving at our request as an officer, director, employee or agent of another enterprise for any expense, liability or loss, regardless of whether Delaware law would permit indemnification.

We entered into indemnification agreements with each of our directors and officers. The agreements provide that we will indemnify and hold harmless each indemnitee for certain expenses to the fullest extent permitted or authorized by law, including the DGCL, in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if we and the indemnitee are jointly liable in the proceeding, we will contribute funds to the indemnitee for his expenses in proportion to relative benefit and fault of us and indemnitee in the transaction giving rise to the proceeding. The indemnification agreements also provide that (i) we will indemnify the indemnitee for monetary damages for actions taken as our director or officer or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be; and (ii) we must advance payment of certain expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is it is ultimately determined that the indemnitee is not entitled to indemnification.

We believe that the limitation of liability provision included in our certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Listing

Our shares of common stock are listed on the NYSE under the symbol “HCC.”

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit selling stockholders to conduct public secondary trading of such shares from time to time after the date of this prospectus. We will not receive any proceeds from the sale of our common stock registered hereby. The selling stockholders will receive all of the net proceeds from the sale of such shares. We will pay substantially all of the expenses incident to any offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on any national securities exchange or over-the-counter market on which the shares of common stock may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions otherwise than on such exchanges or in the over-the-counter market;

•	through a combination of any such methods; or

•	through any other method permitted under applicable law.

In addition, the selling stockholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made pursuant to this prospectus. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling stockholders;

•	sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

•	write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

•	enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

•	lend or pledge the shares to a broker, dealer or other financial institution, which may sell the shares under this prospectus.

In effecting sales, brokers-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. If the selling stockholders effect such transactions by selling the common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Such commissions will be in amounts to be negotiated, subject to Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 2121.

If underwriters are used in a sale, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, a selling stockholder or an underwriter may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.

There can be no assurance that any selling stockholders will sell any or all of the common stock under this prospectus. Further, we cannot assure you that any selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. In order to comply with the securities laws of some states, the shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by them and, if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us, to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

There can be no assurance that the selling stockholders will sell any or all of the common stock registered pursuant to the registration statement, of which this prospectus forms a part.

LEGAL MATTERS

The validity of the common stock that is offered hereby by the selling stockholders will be passed upon by Akin Gump Strauss Hauer & Feld LLP, New York, New York. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Warrior Met Coal, Inc. appearing in the Company’s 2017 Form 10-K have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The information included or incorporated by reference herein relating to the estimates of the quantity and quality of our proven and probable coal reserves for Mine No. 4 and Mine No. 7 was prepared by Marshall Miller & Associates, Inc., an independent engineering firm and has been included herein in reliance upon the authority of this firm as an expert in those matters.

The information included or incorporated by reference herein relating to the estimates of the quantity and quality of our proven and probable coal reserves for the Blue Creek Energy Mine was prepared by Norwest Corporation, an independent international mining consulting firm and has been included herein in reliance upon the authority of this firm as an expert in those matters.

The information incorporated by reference herein relating to the estimates of the quantity and quality of our proven and probable coal reserves for the Carter/Swann’s Crossing Mine, the Beltona East Mine, the Carter P-3986 Mine, the Howton Mine, the Kimberly Mine, the Morris Mine, the Searles 8 Mine and the Sloan Mountain Mine was prepared by McGehee Engineering Corp., an independent engineering firm and has been included herein in reliance upon the authority of this firm as an expert in those matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the shares covered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a website maintained by the SEC located at http://www.sec.gov. We also make available on our internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is www.warriormetcoal.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We are “incorporating by reference” specified documents that we file with the SEC, which means (i) incorporated documents are considered part of this prospectus; (ii) we are disclosing important information to you by referring you to those documents; and (iii) information we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below (excluding any information furnished under Items 2.02 or 7.01 of any Form 8-K or other information furnished to the SEC, which is not deemed filed under the Exchange Act), which we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 14, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 2, 2018;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 12, 2018;

•	our Current Reports on Form 8-K filed with the SEC on February 26, 2018, February 27, 2018, March 6, 2018 and April 26, 2018; and

•	the description of our Common Stock set forth in our Registration Statement on Form 8-A12B, filed with the SEC on April 13, 2017, including any amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference in this prospectus any future filings made by the Company with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 of any Form 8-K or other information furnished to the SEC, which is not deemed filed under the Exchange Act) after the date on which the registration statement that includes this prospectus was initially filed with the SEC and until all offerings under this shelf registration statement are terminated.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address and telephone number:

Warrior Met Coal, Inc.

16243 Highway 216

Brookwood, AL 35444

(205) 554-6150

8,000,000 Shares

Warrior Met Coal, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Credit Suisse

May 8, 2018